UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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March 28, 2012

Dear Fellow Stockholders:

I am pleased to invite you to the 2012 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on May 9, 2012, in the auditorium of the Bank of America offices in 1 Bank of America Center, Charlotte, North Carolina.

At the annual meeting, there will be a discussion and vote on the matters described in the notice of our annual meeting and proxy statement followed by a report from Chief Executive Officer, Brian Moynihan on the businesses. Please read through the proxy statement and 2011 annual report carefully.

Brian and the management team are making progress in a difficult environment. In 2011, the company increased capital and liquidity substantially. It sold businesses and other assets to simplify the company and make it easier to serve its customers and clients with fewer distractions. There is work ahead, of course, but these moves have positioned the company to compete effectively, create greater stockholder value, and generate the returns the stockholders deserve. With millions of customers and clients; the leading combination of products and services available to serve their needs; and a capable, experienced leadership team, I believe the company is on the right course. The annual meeting is a time to learn more about the company’s progress.

I would like to take this opportunity to also thank fellow director Paul Jones, who has decided not to stand for re-election to our board, for his two-and-a-half years of service. We have benefited greatly from his judgment and experience.

I hope to see you at the annual meeting in Charlotte. If you are unable to attend, you will be able to listen live and view our slide presentation over the Internet at http://investor.bankofamerica.com. Whether or not you plan to attend, I encourage you to promptly submit your vote by the Internet, telephone or mail, as applicable, to ensure that your shares are represented at our annual meeting.

Sincerely,

Charles O. Holliday, Jr.

Chairman of the Board

Notice of 2012 Annual Meeting of Stockholders

Date:	May 9, 2012
Time:	10:00 a.m., local time
Place:	1 Bank of America Center Auditorium 150 North College Street, Charlotte, North Carolina 28202

Matters to be voted on:

•	Election of the 12 directors named in the proxy statement for the ensuing year;

•	An advisory vote to approve executive compensation;

•	A proposal to ratify the appointment of our registered independent public accounting firm for 2012;

•	Stockholder proposals set forth at pages 53 through 61 in the proxy statement, if they are properly presented at our annual meeting; and

•	Any other business that may properly come before our annual meeting.

Stockholders of record at the close of business on March 14, 2012 will be entitled to vote at our annual meeting and any adjournments or postponements thereof.

Your vote is very important. Please submit your proxy as soon as possible via the Internet, telephone or mail, as applicable. Complete instructions for voting are outlined in “Voting Instructions and Other Information” on page 62 in the proxy statement.

If you plan to attend our annual meeting in person, you will need to bring photo identification and proof of stock ownership in order to be admitted to the meeting. Our admission and ownership verification procedures are described in “Attending our Annual Meeting” on page 63 in the proxy statement. Please note that the use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

By order of the Board of Directors

Lauren A. Mogensen

Corporate Secretary

March 28, 2012

Internet Availability of Proxy Materials

This year, we are using for the first time a U.S. Securities and Exchange Commission (SEC) rule that allows us to furnish proxy materials to stockholders over the Internet. As a result, beginning on or about March 28, 2012, we sent by mail or e-mail a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy materials, including our proxy statement and 2011 annual report, over the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by stockholders and lower the cost and environmental impact of the annual meeting. However, if you received such a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

If you received your proxy materials via e-mail, the e-mail contains voting instructions, including a control number required to vote your shares, and links to the proxy statement and the 2011 annual report on the Internet. If you received your proxy materials by mail, the notice of annual meeting, proxy statement, proxy card or voting instruction form and annual report are enclosed.

If you hold our stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions of each in order to vote all of your shares of our stock.

Important Notice Regarding the Availability of Proxy Materials

for the 2012 Annual Meeting of Stockholders to be Held on May 9, 2012:

Our Proxy Statement and 2011 Annual Report to Stockholders are available at

http://investor.bankofamerica.com.

Proxy Statement

We are providing or making available this proxy statement for the purpose of soliciting your proxy. The Board of Directors of Bank of America Corporation (Bank of America or our company) requests that you submit your proxy via the Internet, telephone or mail to allow your shares to be represented and voted at our annual meeting. This proxy statement is being provided or made available starting on or about March 28, 2012.

Proposal 1: Election of Directors

Identifying and Evaluating Nominees for Director

Our Board is pleased to present 12 nominees for election as directors at our annual meeting, all of whom currently serve as directors on our Board and were elected by stockholders at our 2011 annual meeting. D. Paul Jones, Jr., currently a director of our company, will not be standing for re-election at our annual meeting. The Board has determined not to fill the resulting vacancy and has reduced the size of our Board to 12 directors effective upon the expiration of Mr. Jones’ term at our annual meeting. Each director elected will serve a term of office until our next annual meeting or until a successor is duly elected and qualified. We do not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by the Board, or the Board may choose to reduce its size.

Our Board is responsible for identifying and evaluating candidates for Board membership. Our Board believes our directors should possess backgrounds, qualifications, attributes and skills that, when taken together, provide our company with a broad range of experience in large, complex organizations; regulated industries; consumer, commercial and corporate businesses; international organizations; financial and regulatory oversight; strategic planning; risk management; and technology. See “The Nominees” on page 2 for the qualifications that our Board considers important for our nominees.

Our director nomination standards are set forth in our Corporate Governance Guidelines and include the following:

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candidates should be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

•	candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit our company;

•	candidates shall be individuals of the highest character and integrity;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

•	candidates shall have a desire to represent the interests of all stockholders.

Our Corporate Governance Committee is responsible for recommending candidates to our Board for nomination. When considering potential director nominees, the Committee reviews available information regarding each potential candidate including qualifications, experience, skills and integrity as well as race, gender and ethnicity. The Committee and our Board also consider past performance before nominating any director for re-election. Although we do not have a formal policy regarding diversity, our Board views its diversity as a priority and seeks diverse representation among its members. Our Board, through the Corporate Governance Committee, assesses our Board’s diversity when identifying and evaluating director candidates to serve on our Board. Of our 13 current directors, one is a citizen of India, one is African-American and two are women, one of whom is Hispanic.

Our Corporate Governance Committee will consider candidates proposed or suggested by Board members, management, third party search firms and our stockholders. The Committee follows the same director selection process and uses the same criteria for evaluating candidates regardless of their source. During 2011, the Corporate Governance Committee engaged a third party search firm to identify and preliminarily vet potential director candidates for the Committee’s consideration.

Any stockholder who wishes to recommend a candidate for consideration by the Corporate Governance Committee for nomination at an annual meeting must submit a written proposal recommending the candidate to the Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255 prior to October 15th of the preceding year. The information required to be included in the proposal is set forth in our Corporate Governance Guidelines which are posted on our website at http://investor.bankofamerica.com.

The Nominees

We have set forth below each nominee’s name, age as of our annual meeting date, principal occupation, business experience and public company directorships held during the past five years.

Our Board selected these nominees based on their experience, qualifications, attributes and skills and the belief that each can make unique and substantial contributions to our company. All of our nominees are seasoned leaders, the majority of whom have served as chief executive officers, and bring to our Board a vast array of public company, financial services, private company, public sector, non-profit and other business experience from domestic and international organizations. Our nominees have held, or currently hold, leadership positions in complex financial services organizations; management roles in the areas of risk, operations, finance, technology and global human resources; and positions within regulatory organizations with primary oversight of our industry. In addition, our nominees represent diverse viewpoints and a blend of historical and new perspectives as a result of their varied tenures as directors of our company. Our Board believes this mix among the nominees enhances our Board’s effectiveness in light of our company’s businesses and organizational complexities, our industry’s operating environment and our company’s long-term strategy.

Our Corporate Governance Guidelines provide that a director who has reached the age of 72 should not be nominated for initial election to the Board, although the Board may approve the nomination for re-election of a director at or after the age of 72 if, in light of all circumstances, it is in the best interests of the company and its stockholders. Virgis W. Colbert is a current director who is being nominated for re-election to the Board at our annual meeting, although he is 72. Mr. Colbert, an independent director since 2009, serves on the Compensation and Benefits, Corporate Governance and Credit Committees and a compliance subcommittee of Bank of America, National Association’s board of directors organized to oversee various mortgage servicing actions and obligations, and provides the Board and its committees a unique historical perspective due to his service on the legacy Merrill Lynch & Co., Inc. board of directors from 2006 through 2009, when Merrill Lynch was acquired by the company. Mr. Colbert also brings to the Board expertise in domestic and international operations and logistics management, which the Board continues to view as valuable to its work. The Board, therefore, determined to nominate Mr. Colbert for an additional term as director.

Our Board recommends a vote “FOR” all of the nominees listed below for election as directors (Proposal 1).

Mukesh D. Ambani; 55; Chairman and Managing Director, Reliance Industries Limited

-   Independent Director since March 2011.

-   Chairman and Managing Director of Reliance Industries Limited, India’s largest private conglomerate engaging in the exploration and production of oil and gas; petroleum refining and marketing; and petrochemical and retail businesses, since 2002, where he has served in a variety of key leadership positions since 1981.

-   Member of the United Nations’ Advocacy Group supporting the implementation of the Millennium Development Goals since 2010.

-   Other Current Directorships: Reliance Industries Limited (India); Reliance Retail Limited (India); Infotel Broadband Services Limited (India).

Mr. Ambani’s role as Chairman and Managing Director of Reliance Industries Limited provides him with broad experience in the management and oversight of large, complex international businesses, and expertise in risk management and strategic planning. Mr. Ambani has significant experience relevant to our company through building Reliance’s leadership positions in refining, petrochemical exploration and production as well as organized retail. Mr. Ambani’s membership on the UN Advocacy Group supporting the implementation of the Millennium Development Goals provides him further experience with large international organizations.

Susan S. Bies; 65; Former Member, Board of Governors of the Federal Reserve System

-   Independent Director since June 2009.

-   Senior Advisory Board Member to Oliver Wyman Group, a management consulting subsidiary of Marsh & McLennan Companies, Inc., since February 2009.

-   Member of the SEC’s Advisory Committee on Improving Financial Reporting and Chairman of that committee’s Substantive Complexity Subcommittee from 2007 to 2008.

-   Governor of the Federal Reserve System, the central bank of the U.S., from 2001 to 2007.

-   Chief Financial Officer; Chairman of the Asset-Liability Management Committee and Executive Risk Management Committee; and Executive Vice President of Risk Management of First Tennessee National Corporation, a regional bank holding company, where she was employed from 1979 to 2001.

-   Other Current Directorships: Zurich Financial Services Ltd. (Switzerland).

Both Ms. Bies’ role as a Federal Reserve System Governor and her tenure with First Tennessee National Corporation provide her with broad expertise in consumer banking, financial regulation and risk management. In particular, Ms. Bies focused on enterprise financial and risk management during her career with First Tennessee National Corporation and further expanded her regulatory expertise by serving on the SEC’s Advisory Committee on Improving Financial Reporting. Her experience with a primary regulator of our company, as well as her other regulatory and public policy experience, give her a unique and valuable perspective relevant to our company’s business, financial performance and risk oversight.

Frank P. Bramble, Sr.; 63; Former Executive Officer, MBNA Corporation

-   Independent Director since January 2006.

-   Advisor to the Executive Committee from April 2005 to December 2005 and Vice Chairman from July 2002 to April 2005 of MBNA Corporation, a financial services company acquired by Bank of America in January 2006.

-   Director from April 1994 to May 2002 and Chairman from December 1999 to May 2002 of Allfirst Financial, Inc. and Allfirst Bank, wholly owned U.S. subsidiaries of Allied Irish Banks, p.l.c.

-   Lecturer at Towson University since his retirement in 2006.

Mr. Bramble brings broad ranging financial services expertise as well as historical insight to our Board, having held leadership positions at two financial service companies acquired by our company (MBNA Corporation, acquired in 2006, and MNC Financial, acquired in 1993). As a former executive officer of one of the largest credit card issuers in the U.S. and a major regional bank, he has dealt with a wide range of issues of importance to our company, including credit cycles, sales and marketing of consumers, audit and financial reporting and risk management.

Virgis W. Colbert; 72; Senior Advisor, MillerCoors Company

-   Independent Director since January 2009.

-   Senior Advisor to MillerCoors Company, a beverage manufacturing company, since his retirement from that company in 2006.

-   Executive Vice President of Worldwide Operations from 1997 to 2005 for Miller Brewing Company, a predecessor of MillerCoors Company, where he served in a variety of key leadership positions, including Senior Vice President of Worldwide Operations, Senior Vice President of Operations, Vice President of Plant Operations and Vice President of Materials Manufacturing, since 1979.

-   Chairman Emeritus of the Thurgood Marshall College Fund and former Chairman of the Board of Trustees of Fisk University.

-   Other Current Directorships: Lorillard, Inc.; The Manitowoc Company, Inc.; Sara Lee Corporation; Stanley Black & Decker, Inc.

-   Prior Directorships: Delphi Corporation; Merrill Lynch & Co., Inc.

Mr. Colbert has many years of experience in the management and oversight of international businesses through his professional service with MillerCoors Company. He brings significant expertise in domestic and international operations, logistics management, change management and strategic planning. Through his service on other public company boards, he has dealt with a broad array of issues, including risk management and corporate governance issues.

Charles K. Gifford; 69; Former Chairman, Bank of America Corporation

-   Director since April 2004.

-   Chairman of Bank of America from April 2004 until his retirement in January 2005.

-   Chairman and Chief Executive Officer from 2002 to 2004 of FleetBoston Financial Corporation, a financial services company acquired by our company in April 2004.

-   President and Chief Executive Officer from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001 of FleetBoston Financial Corporation.

-   Other Current Directorships: CBS Corporation; NSTAR.

Mr. Gifford’s banking career with our company and one of our predecessor companies, FleetBoston Financial Corporation, brings in-depth knowledge of the financial services industry and significant financial expertise relevant to all activities of our company. Under his stewardship, Mr. Gifford transformed the strategic direction of a regional bank during a recessionary period to create one of the largest financial services companies in New England. His historical perspective and managerial and leadership experience through past economic cycles provide valuable insight on the issues facing our company’s businesses.

Charles O. Holliday, Jr.; 64; Former Chairman and Chief Executive Officer, DuPont de Nemours and Company

-   Independent Director since September 2009; and Chairman of the Board since April 2010.

-   Chairman from January 1999 to December 2009 and Chief Executive Officer from January 1998 to December 2008 of DuPont de Nemours and Company (DuPont), a science-based products and services company.

-   Executive-in-Residence at Vanderbilt University, Owen Graduate School of Management since July 2009.

-   Chairman of the World Business Council for Sustainable Development and Chairman Emeritus of the U.S. Council on Competitiveness.

-   Other Current Directorships: CH2M HILL Companies, Ltd.; Deere & Company; Royal Dutch Shell plc (the Netherlands).

-   Prior Directorships: DuPont.

Through his tenure with DuPont, Mr. Holliday gained extensive experience leading large, complex, multi-national operations, managing risk and strategic planning and marketing to a varied customer base. His continued service as Chairman of DuPont’s board following his retirement as Chief Executive Officer offers him a perspective relevant to his current role as our independent Board Chairman. Mr. Holliday’s recognition as an international business leader, serving as Chairman of the World Business Council for Sustainable Development, an organization that brings the international business community together to create a sustainable future for business, society and the environment, gives him a unique perspective on sustainability issues impacting our company in the future global marketplace. His service as Chairman Emeritus of the U.S. Council on Competitiveness, a non-partisan, non-governmental organization working to ensure U.S. prosperity, provides him with a unique insight into the company’s long-term competitive challenges. In addition, Mr. Holliday was a founding member of the International Business Council, furthering his leadership of and experience with large global organizations.

Monica C. Lozano; 55; Chief Executive Officer, ImpreMedia, LLC

-   Independent Director since April 2006.

-   Chief Executive Officer of ImpreMedia, LLC, the largest Hispanic newspaper publisher in the U.S., since May 2010; and Senior Vice President from January 2004 to May 2010.

-   Publisher and Chief Executive Officer of La Opinion, a subsidiary of ImpreMedia, since January 2004.

-   President and Chief Operating Officer of Lozano Enterprises from 2000 to 2004.

-   Member of the Board of Regents of the University of California since 2001 and Trustee of the University of Southern California since 1991.

-   Member of President Obama’s Economic Recovery Advisory Board since February 2009.

-   Commissioner on the State of California Commission on the 21st Century Economy since
December 2008.

-   Other Current Directorships: ImpreMedia, LLC; The Walt Disney Company.

Ms. Lozano is the Chief Executive Officer of the largest Hispanic news and information company in the U.S. In this role she has dealt with a wide range of issues such as operations management, marketing, strategic planning and an understanding of issues that are important to a growing U.S. demographic. Her public company board service for The Walt Disney Company and her roles with the University of California and the University of Southern California give her board-level experience overseeing large organizations with diversified operations and the range of issues that these types of companies have such as governance, risk management and financial reporting. Ms. Lozano’s experience as a member of President Obama’s Economic Recovery Advisory Board also gives her valuable perspective on important public policy, societal and economic issues relevant to our company.

Thomas J. May; 65; Chairman, President and Chief Executive Officer, NSTAR

-   Independent Director since April 2004.

-   President since 2002 and Chairman and Chief Executive Officer since 1999 of NSTAR, an energy utility company.

-   Other Current Directorships: NSTAR; Liberty Mutual Holding Company, Inc.

As Chairman, Chief Executive Officer and President and the former Chief Financial Officer and Chief Operating Officer of NSTAR, a regulated investor-owned electric and gas utility, Mr. May has experience with operations, risk management, international growth and business development, strategic planning and corporate governance matters, which gives him a unique insight into the issues facing our company’s businesses today. In addition, as a Certified Public Accountant, Mr. May brings strong accounting and financial skills, which give him a professional perspective on financial reporting and enterprise and operational risk management.

Brian T. Moynihan; 52; President and Chief Executive Officer, Bank of America Corporation

-   Director since January 2010.

-   President and Chief Executive Officer of Bank of America since January 2010.

-   Prior to his appointment as Chief Executive Officer and President, he served in various leadership positions at our company: President, Consumer and Small Business Banking (August 2009 to December 2009); President, Global Banking and Global Wealth Management (January 2009 to August 2009); General Counsel (December 2008 to January 2009); President, Global Corporate and Investment Banking (October 2007 to December 2008); and President, Global Wealth and Investment Management (April 2004 to October 2007).

-   Prior to Bank of America’s acquisition of FleetBoston Financial Corporation, he served as Executive Vice President of FleetBoston from 1999 to April 2004, with responsibility for Brokerage and Wealth Management from 2000 and Regional Commercial Financial Services and Investment Management from May 2003.

-   Other Current Directorships: Merrill Lynch & Co., Inc.

-   Prior Directorships: BlackRock, Inc.

Mr. Moynihan has many years of broad financial services experience, including wholesale and retail businesses, as well as international and domestic experience. As Chief Executive Officer, he has a deep understanding of all aspects of our company’s business. In 2009, he led the integration of Merrill Lynch & Co., Inc. His experience leading our consumer banking, commercial banking, investment banking and wealth management businesses, as well as sales and trading operations and our legal department at various times gives him a valuable perspective on our company.

Donald E. Powell; 71; Former Chairman, Federal Deposit Insurance Corporation (FDIC)

-   Independent Director since June 2009.

-   Federal Coordinator for the Office of Gulf Coast Rebuilding from November 2005 until his engagement in private investment activities in March 2008.

-   Chairman of the FDIC, an independent agency of the U.S. federal government, from August 2001 to November 2005.

-   Chairman, Chief Executive Officer and President of The First National Bank of Amarillo from 1997 to 2001.

-   Recipient of Presidential Citizens Medal in December 2008.

-   Member of the Board of Regents of the Texas A&M University System from 1995 to 2001, during which he served two terms as Chairman.

-   Other Current Directorships: Stone Energy Corporation; QR Energy L.P.; Merrill Lynch International (United Kingdom).

Mr. Powell has vast financial services expertise, having worked in our industry for over 40 years. As the former Chairman of the FDIC, Mr. Powell provides a unique perspective on the regulatory process and in dealing with regulators and government agencies. In addition, he brings large-scale operations and risk management expertise to our Board through his work as the Federal Coordinator tasked with rebuilding plans in the aftermath of Hurricane Katrina and his service on the Board of Regents of the Texas A&M University System.

Charles O. Rossotti; 71; Senior Advisor, The Carlyle Group

-   Independent Director since January 2009.

-   Senior Advisor to The Carlyle Group, a private global investment firm, since 2003.

-   Commissioner of Internal Revenue of the Internal Revenue Service (IRS) from 1997 to 2002.

-   Co-founded American Management Systems, Inc., an international business and information technology consulting firm in 1970, where he served at various times as President, Chief Executive Officer and Chairman of the Board until 1997.

-   Other Current Directorships: Booz Allen Hamilton Holding Corporation; The AES Corporation.

-   Prior Directorships: Merrill Lynch & Co., Inc.

Mr. Rossotti has corporate and regulatory experience to provide relevant expertise in audit, financial reporting, operations and risk management. He co-founded, led and grew an international business systems/systems integration consulting firm and subsequently significantly reformed the IRS’s organization, service, enforcement strategy and technology. His board service for Booz Allen Hamilton Holding Corporation and The AES Corporation gives him experience with the issues our company faces, such as financial reporting, risk management and global operations.

Robert W. Scully; 62; Former Member of the Office of the Chairman, Morgan Stanley

-   Independent Director since August 2009.

-   Member, Office of the Chairman of Morgan Stanley, a financial services company, from December 2007 until his retirement in January 2009.

-   Co-President of Morgan Stanley from February 2006 to December 2007, Chairman of Global Capital Markets from December 2004 to February 2006 and Vice Chairman of Investment Banking from September 1999 to February 2006.

-   Prior to joining Morgan Stanley in 1996, he served as a Managing Director at Lehman Brothers and at Salomon Brothers.

-   Other Current Directorships: Kohlberg Kravis Roberts & Co.

-   Prior Directorships: GMAC LLC; MSCI Inc.

Mr. Scully’s career in the financial services industry brings critical expertise to our Board’s oversight of our investment banking, capital markets, wealth management, card services and commercial lending businesses. His leadership experience with a global financial services company brings an industry perspective to our business development outside the U.S. as well as issues such as executive compensation, risk management and audit and financial reporting.

Corporate Governance

Our Board of Directors

Our Board is responsible for the oversight of the management of our company. Key responsibilities of our Board, performed with or through its committees, include oversight of the following:

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management’s identification of, management of and planning for our company’s material risks, including operational risk, credit risk, market risk, interest rate risk, liquidity risk, reputational risk, legal risk and regulatory compliance risk as well as risks related to capital management and liquidity planning;

•	our company’s maintenance of high ethical standards and effective policies and practices to protect our company’s reputation, assets and business;

•	management’s development and implementation of an annual financial plan and oversight of strategic business plans for our company;

•	our corporate audit functions, our registered independent public accounting firm and the integrity of the consolidated financial statements of our company; and

•	our company’s establishment, maintenance and administration of appropriately designed compensation programs and employee benefits plans.

The Board is also responsible for:

•	reviewing, monitoring and approving the succession plan for our Chief Executive Officer and other key executives to provide for continuity in senior management;

•	conducting an annual performance evaluation of our Board and its committees;

•	identifying and evaluating director nominees and nominating qualified individuals for election by our stockholders to serve on our Board; and

•	reviewing the performance of our Chief Executive Officer and approving of the total annual compensation awards for our Chief Executive Officer and our other executive officers.

Director Independence

To assist it in making the annual affirmative determination of each director’s independence status, our Board has adopted Director Independence Categorical Standards, which are posted on our website at http://investor.bankofamerica.com. A director is considered “independent” if he or she meets the criteria for independence in both the New York Stock Exchange (NYSE) listing standards and our Categorical Standards.

Our Board has evaluated the relationships between each current director (and his or her immediate family members and affiliates) and Bank of America and its subsidiaries. Our Board has affirmatively determined, upon the recommendation of our Corporate Governance Committee, that each of the following non-management directors is independent under the NYSE listing standards and our Categorical Standards: Mr. Ambani, Ms. Bies, Mr. Bramble, Mr. Colbert, Mr. Holliday, Mr. Jones, Ms. Lozano, Mr. May, Mr. Powell, Mr. Rossotti and Mr. Scully. In addition, our Board affirmatively determined, upon the recommendation of our Corporate Governance Committee, that William P. Boardman, who served as a director until the expiration of his term at our 2011 annual meeting, was an independent director under the NYSE listing standards and our Categorical Standards.

Our Board has determined that Charles K. Gifford and Brian T. Moynihan do not meet the independence standards. Mr. Gifford entered into a retirement agreement with us in connection with his retirement as a Bank of America employee effective January 31, 2005. The agreement remained in effect through January 31, 2010 and, under the agreement, Mr. Gifford received compensation from us which exceeded the threshold set forth in the NYSE listing standards and our Categorical Standards in a 12-month period during the last three years. As our Chief Executive Officer, Mr. Moynihan is not independent.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years between our company and its subsidiaries, and our directors, director nominees, their immediate family members and the business organizations and individuals associated with them:

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The company’s banking and other lending subsidiaries had ordinary course banking and financial services relationships with all of our directors, some of their respective immediate family members and some of the entities affiliated with our directors and their immediate family members.

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The company or its subsidiaries purchased products or services in the ordinary course from ImpreMedia, LLC (advertising and marketing) and NSTAR (the local energy utility provider where our Massachusetts offices are located) where Ms. Lozano and Mr. May are executive officers, respectively. The fees paid to each of ImpreMedia, LLC and NSTAR fell below the thresholds in the NYSE listing standards and our Categorical Standards.

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The company or its subsidiaries provided banking products or services, including capital markets, credit, deposit, investment banking, leasing, trade and treasury services, in the ordinary course, to Reliance Industries Limited or NSTAR where Mr. Ambani and Mr. May are executive officers, respectively. The fees we received from each of Reliance Industries Limited and NSTAR fell below the thresholds in the NYSE listing standards and our Categorical Standards, and were less than 2% of our consolidated gross annual revenues.

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The company or its subsidiaries provided banking products or services, including capital markets, credit and treasury services, in the ordinary course to, and purchased products or services, including marketing-webcast services and utilities, in the ordinary course from, Reliance ADA Group or its subsidiaries where Mr. Ambani’s immediate family member is an executive officer. The fees paid by or to Reliance ADA Group or its subsidiaries fell below the thresholds in the NYSE listing standards and our Categorical Standards, and were less than 2% of our consolidated gross annual revenues.

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As we have previously disclosed in each of our proxy statements over the last two years, the company or its subsidiaries received legal services in the ordinary course from a law firm where Mr. Rossotti’s immediate family member is a partner but does not actively provide services to the law firm’s corporate clients, including the company or its subsidiaries. The law firm was first retained by our company or its subsidiaries before Mr. Rossotti’s election to our Board and, in each of the last three years, the fees paid to the law firm represented an extremely small percentage of our company’s overall expenditures on legal fees (substantially less than 1% of all fees paid by our company to law firms) and a small percent of the law firm’s revenues, falling below the thresholds in the NYSE listing standards and our Categorical Standards for independence. In addition, the company or its subsidiaries provided banking products or services, including capital markets, credit and treasury services, in the ordinary course, to the law firm which fell below the thresholds in the NYSE listing standards and our Categorical Standards.

Our Board has determined that, based on the information available to it, none of these relationships constituted a material relationship between the director and our company or its subsidiaries for the purposes of the NYSE listing standards and our Categorical Standards.

Board Leadership

Our Board is committed to strong, independent Board leadership and believes that objective oversight of management’s performance is a critical aspect of effective Board leadership. Our Board’s current leadership structure includes an independent Chairman of the Board and the Audit, Compensation and Benefits, Corporate Governance and Enterprise Risk Committees are each chaired by and comprised solely of independent directors. At least annually, our Board deliberates on and discusses its appropriate leadership structure and the role and responsibilities of our Chairman of the Board and our Board’s committees, based upon the needs of our company, to facilitate our Board’s independent oversight of management. Our Board, upon the recommendation of our Corporate Governance Committee, appointed Mr. Holliday as our independent Chairman of the Board on April 28, 2010.

Our Board believes that its current leadership structure, in which the positions of Chief Executive Officer and Chairman of the Board are held by two different individuals, is appropriate for our company at this time because our Chief Executive Officer and our Chairman of the Board fulfill separate and distinct roles. Our Chief Executive Officer is responsible for the day-to-day management of our company while our Chairman of the Board presides over meetings of our Board and acts as liaison between the independent directors and our Chief Executive Officer. The Board believes that this leadership structure has proven to be effective under our current circumstances. In addition, consistent with this leadership structure, our Bylaws require that our Chairman of the Board be independent as defined by the NYSE listing standards.

Board Meetings, Committee Membership and Attendance

Directors are expected to attend our annual meetings of stockholders and all regular and special meetings of our Board and committees on which they serve. In 2011, there were 18 meetings of our Board, and each of the current directors attended at least 75% of the aggregate meetings of the Board and committees on which they served. All directors attended our 2011 annual meeting except for one director, who was not standing for re-election.

Our Board has six standing committees: Audit, Compensation and Benefits, Corporate Governance, Credit, Enterprise Risk and Executive. The charter for each committee, more fully describing its responsibilities, can be found at http://investor.bankofamerica.com. The table below indicates our current committee membership and the number of times each committee met in 2011. Our Board will consider committee membership for the 2012 term following our annual meeting.

Director Name	Audit Committee	Compensation and Benefits Committee	Corporate Governance Committee	Credit Committee	Enterprise Risk Committee	Executive Committee
Mukesh D. Ambani		Member		Member
Susan S. Bies	Member				Member
Frank P. Bramble, Sr.			Member		Chair
Virgis W. Colbert		Member	Member	Member
Charles K. Gifford				Chair		Member
Charles O. Holliday, Jr. (Chairman of the Board)						Chair
D. Paul Jones, Jr.	Member		Member
Monica C. Lozano			Member	Member		Member
Thomas J. May			Chair		Member
Brian T. Moynihan						Member
Donald E. Powell	Member	Member				Member
Charles O. Rossotti	Chair
Robert W. Scully	Member	Chair
Number of Meetings in 2011	16	11	9	11	11	0

Our committees make recommendations to our Board as appropriate and regularly report on their activities to the entire Board.

Audit Committee. Our Audit Committee assists our Board in the oversight of the qualifications, performance and independence of our company’s registered independent public accounting firm; the performance of our company’s internal audit function; the integrity of our company’s consolidated financial statements; and our compliance with legal and regulatory requirements. Our Board has determined that all Committee members are independent under the NYSE listing standards and the Categorical Standards, and under the heightened independence requirements applicable to audit committees under the SEC rules and regulations. Our Board has also determined that all Committee members are financially literate in accordance with the NYSE listing standards and qualify as audit committee financial experts under SEC rules.

Compensation and Benefits Committee. Our Compensation and Benefits Committee oversees the establishment, maintenance and administration of our compensation programs and employee benefit plans, including approving and recommending the compensation of our Chief Executive Officer to our Board for its approval and approving all of our executive officers’ compensation. In addition, the Committee recommends director compensation for approval by our Board. The Committee engaged Frederic W. Cook & Company (Cook) as its independent compensation consultant for 2011. Cook meets regularly with the Committee outside the presence of management and alone with the Committee chairman (see “Compensation Discussion and Analysis” beginning on page 20 and “Compensation Governance and Risk Management” below for more details). All Committee members are independent under the NYSE listing standards, our Categorical Standards and the heightened independence requirements we adopted in 2010 for members of the Committee, which are the same as the heightened independence requirements applicable to audit committees under SEC rules and regulations.

Corporate Governance Committee. Our Corporate Governance Committee exercises oversight of our Board’s governance processes; identifies and reviews the qualifications of individuals to become Board members; recommends nominees for election to our Board; recommends committee appointments to our Board; reviews and reports to the Board on senior management and talent planning and succession (see “Chief Executive Officer and Senior Management Succession Planning” on page 12); and leads the Board and its committees in their annual assessments of their performance. All Committee members are independent under the NYSE listing standards and our Categorical Standards.

Credit Committee. Our Credit Committee exercises oversight of senior management’s identification and management of our company’s credit exposures on an enterprise-wide basis and our company’s responses to trends affecting those exposures. The Committee also oversees senior management’s actions relating to the adequacy of the allowance for credit losses and our company’s credit-related policies. All Committee members are non-management directors.

Enterprise Risk Committee. Our Enterprise Risk Committee exercises oversight of the Chief Executive Officer’s and senior management’s responsibility to identify, manage and plan for our company’s material risks, including market risk, interest rate risk, liquidity risk, operational risk and reputational risk. The Committee also oversees the Chief Executive Officer’s and senior management’s responsibilities with respect to our company’s capital management and liquidity planning. All Committee members are independent under the NYSE listing standards and our Categorical Standards.

Executive Committee. Our Executive Committee is authorized to act only on an emergency basis on matters requiring immediate approval or other action by our Board to provide for continuity in the oversight of our company’s management and must report all actions taken to the full Board no later than the next regularly scheduled meeting of our Board. The Committee currently consists of five directors, including our independent Chairman of the Board and our Chief Executive Officer.

Board Oversight of Risk

Risk is inherent in every activity that our company undertakes, and our company’s risk management policies and practices are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our 2011 annual report on Form 10-K (our 2011 Form 10-K) starting at page 24. In choosing when and how to take risks, we evaluate our capacity for risk and seek to protect our brand and reputation, our financial flexibility, the value of our assets and the strategic potential of our company. To achieve this goal, our company has built a comprehensive risk management culture and has implemented governance and control measures to enforce that culture.

We maintain a governance structure that delineates the responsibilities for risk management activities, as well as governance and oversight of those activities, by management and our Board. We have a defined risk framework. Additionally, our Board has a formal process for approving our company’s articulation of its risk appetite, which is used internally to help our Board and management understand our company’s tolerance for risk in each of the major risk categories, the way those risks are measured and the key controls that influence our company’s level of risk-taking.

Our Board’s Audit, Credit and Enterprise Risk Committees have the principal responsibility for assisting our Board with enterprise-wide oversight of Bank of America’s management and handling of risk as follows:

•

Our Audit Committee assists our Board in the oversight of, among other things, the integrity of our consolidated financial statements; our compliance with legal and regulatory requirements; and the overall effectiveness of our system of internal controls. Our Audit Committee also, taking into consideration our Board’s allocation of the review of risk among various committees of our Board, discusses with management guidelines and policies to govern the process by which risk assessment and risk management are undertaken, including the assessment of our major financial risk exposures and the steps management has taken to monitor and control such exposures.

•

Our Credit Committee oversees, among other things, the identification and management of our credit exposures on an enterprise-wide basis, our responses to trends affecting those exposures, the adequacy of the allowance for credit losses and our credit related policies.

•

Our Enterprise Risk Committee, among other things, oversees our identification of, management of and planning for, material risks on an enterprise-wide basis, including market risk, interest rate risk, liquidity risk, operational risk and reputational risk. Our Enterprise Risk Committee also oversees our capital management and liquidity planning.

In addition, our Compensation and Benefits Committee oversees our company’s compensation policies and practices so that they do not encourage unnecessary and excessive risk taking by our employees. See “Compensation Governance and Risk Management” below.

Each of these committees regularly reports to our Board on risk-related matters within the committee’s responsibilities, which collectively provides our Board with integrated, thorough insight about our management of our enterprise-wide risks. At meetings of each Board committee and our Board, directors receive updates from management regarding enterprise risk management, including our performance against our risk appetite. Our Board leadership structure is consistent with our approach to risk oversight, as our Chief Executive Officer is involved directly in risk management as a member of our management team, while our independent Chairman maintains an oversight role as part of the non-management directors of our Board.

Compensation Governance and Risk Management

Compensation Governance. Our Compensation and Benefits Committee actively engages in its duties and follows procedures intended to promote excellence in the governance of our pay-for-performance philosophy. The Committee regularly reviews: (i) company performance; (ii) executive compensation strategy, approach, trends and regulatory developments; and (iii) other topics as appropriate. Throughout the year, the Committee reviews each executive officer’s total compensation package, including base salary, cash and equity-based incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost to our company of all perquisites. The Committee uses, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each executive officer for this purpose. The Committee uses this tool to make sure it evaluates all elements of executive officer compensation and benefits when making compensation decisions. Annually, the Committee reviews its compensation decisions for all of the Chief Executive Officer’s management direct reports, and for other executive officers, with our Board, including all cash and equity-based awards.

Our executive officers are generally not engaged directly with the Committee in setting the amount or form of executive officer or director compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance and compensation as well as the performance of our various business segments and lines of business. In addition, the Committee considers the performance feedback from our company’s independent control functions in assessing line of business and each executive officer’s individual performance.

The Committee has the sole authority and responsibility under its charter to approve the engagement of any compensation consultant it uses and the fees for those services. The Committee retained Cook as its independent compensation consultant for 2011. Cook’s business is limited to providing independent executive and director compensation consulting services to its clients. Cook does not provide any other management or human resources-related services to our company. Throughout the period the Committee has engaged Cook’s services, Cook has not received any other work or payment from our company. For 2011, Cook assisted the Committee by providing external market and performance comparisons, advising the Committee on executive, Chief Executive Officer and director compensation, and assisting with other executive and director compensation-related matters from time to time.

In addition, the Committee may delegate to management certain of its duties and responsibilities, including the adoption, amendment, modification or termination of benefit plans. Significant delegations made by the Committee include delegation of authority to (1) the Management Compensation Committee to direct the compensation for all of our employees and officers except for our Chief Executive Officer, the Chief Executive Officer’s direct reports and other executive officers, and (2) the Management Corporate Benefits Committee to oversee substantially all of our employee benefit plans.

The Committee also reviews the form and amount of compensation paid to our non-management directors from time to time. The Committee recommends any changes to director compensation to our Board for approval.

Compensation Risk Management Policies and Practices. We believe that Bank of America applies prudent risk management practices to its incentive compensation programs across the enterprise. Our Compensation and Benefits Committee is committed to a compensation governance structure that effectively contributes to our company’s broader risk management policies.

During 2010, the Committee formally adopted our Compensation Governance Policy to govern our incentive compensation decisions and define the framework for oversight of the design of incentive compensation programs across our company. The Committee reviews and assesses the effectiveness of our Compensation Governance Policy annually and adopts updates as appropriate, most recently in January 2012. The Compensation Governance Policy is designed to be consistent with global regulatory initiatives so that our incentive compensation plans do not encourage imprudent risk-taking. It specifically addresses the following:

•	The definition and process for identification of “risk-taking” employees;

•	The process and policies for the design and governance of incentive compensation plans to appropriately balance risks with compensation outcomes, including:

O	The funding of incentive compensation pools,

O	The determination of individual incentive compensation awards, and

O	The use of discretion as part of those processes;

•

Policies on the effectiveness of incentive compensation plans through testing and monitoring at the right level to confirm they appropriately balance risks with compensation outcomes, including the development of processes to administer clawback features of incentive compensation awards; and

•

Policies providing for the independence of our company’s “independent control functions” (audit, finance, global human resources, compliance, legal and risk) as well as appropriate input from those independent control functions to the Committee.

Our compensation governance structure allocates oversight, review and responsibility to the appropriate level within our company so that the most relevant level of management or our Board, as applicable, makes compensation decisions, with documented input from the independent control functions. We have the following four levels of governance, each with identified roles and responsibilities in our compensation decisions: (i) our Board, (ii) our Compensation and Benefits Committee, (iii) our Management Compensation Committee and (iv) our Line of Business Compensation Committees.

Consistent with our Compensation Governance Policy, we conduct a comprehensive review, analysis and discussion of incentive design and operation annually through our incentive plan certification and review process. In support of this process, each of the Chief Executive Officer’s management direct reports, along with their management teams and independent control functions, meet throughout the year to discuss business strategy, performance and risk with respect to compensation. These participants in the process certify that their respective incentive programs (i) are aligned with line of business and our company’s business strategy and performance objectives, (ii) do not encourage excessive risk-taking beyond our company’s ability to effectively identify and manage risk and (iii) are compatible with effective controls and risk management. The Committee also meets with senior risk officers, including our Chief Risk Officer, to review and assess any risks posed by our incentive compensation programs so that they appropriately balance risks and rewards in a manner that does not encourage imprudent risk-taking. These management certifications are reviewed by Cook and shared and reviewed with the Committee.

For performance year 2011, the Committee also reviewed individual incentive compensation awards for certain top paid employees beyond the Chief Executive Officer’s management direct reports and other executive officers, as well as aggregate information about awards to other groups of employees. In addition, the Committee met with the heads of each of our independent control functions and our Co-Chief Operating Officers to receive their feedback before making its 2011 incentive compensation decisions.

As a result of these reviews, and in combination with the risk management and clawback features of our compensation programs, we believe that our compensation policies and practices appropriately balance risks and rewards in a way that does not encourage imprudent risk-taking and does not create risks that are reasonably likely to have a material adverse effect on our company.

Chief Executive Officer and Senior Management Succession Planning

Our Board, with the assistance of our Corporate Governance Committee, oversees Chief Executive Officer and senior management succession planning. As part of the Chief Executive Officer continuity succession planning, our Chief Executive Officer, in coordination with our Global Head of Human Resources, periodically provides recommendations and evaluations to our Corporate Governance Committee of potential successors to the Chief Executive Officer position, including a review of any development plans recommended for such individuals. Our Corporate Governance Committee reports on its succession planning efforts to the full Board, and the full Board reviews succession planning at least annually at a regularly scheduled Board meeting. Our Board reviews potential internal candidates with our Chief Executive Officer and our Global Head of Human Resources, and other members of senior management as our Board considers appropriate, which review includes development needs, creation of development programs and developmental progress with respect to specific individuals. Directors engage with potential internal candidates at Board and committee meetings and periodically in less formal settings to allow personal assessment of candidates by our directors. Further, our Board periodically reviews the overall composition of the qualifications, tenure and experience of our senior management.

As set forth in our Corporate Governance Guidelines, our Board, in coordination with the Committee, also sees that our company has in place appropriate steps to address emergency Chief Executive Officer and executive officer succession planning in the event of extraordinary circumstances. Our emergency Chief Executive Officer succession planning enables our company to respond to an unexpected vacancy in the Chief Executive Officer position while continuing the safe and sound operation of our company and minimizing any potential disruption or loss of continuity to our company’s business and operations, including in the case of a major catastrophe.

Board Executive Sessions

Our non-management directors meet in executive session at each regularly scheduled Board meeting. Separately, our independent directors meet in executive session at least once a year. These executive sessions are led by Mr. Holliday, our independent Chairman of the Board.

Board Evaluation and Education

Each year, our Board and our Audit, Compensation and Benefits, Corporate Governance, Credit and Enterprise Risk Committees evaluate their effectiveness. Our Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

During 2011, our Board encouraged directors to participate in periodic telephonic Board information sessions. During these sessions, which were conducted by our Chief Executive Officer, directors received business updates from senior management, risk executives and our General Counsel. Eight information sessions were held in 2011.

Our Board also encourages directors to participate in continuing director education programs and our company reimburses directors for the expenses of this participation. All new directors also participate in our director orientation program in their first six months as a director.

Political Contributions

We are committed to participation in the political process through our political contribution and charitable giving programs in a manner that is consistent with solid corporate governance practices and in compliance with legal requirements. Information regarding our policy on political contributions and activities and our Political Contribution Report can be found on our website at http://investor.bankofamerica.com.

Communications with our Board

Our Board has established a process for stockholders and other parties to communicate with our Board, any director (including our Chairman of the Board), non-management members of our Board as a group or any committee. To do so, you may send a letter addressed to Attention: Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255. For further information, refer to the “Contact the Board” section on our website at http://investor.bankofamerica.com. All communications will be kept confidential. Depending on the nature of the communication, either the correspondence will be forwarded to the director(s) named or the matter will be presented in a periodic report to the Board. Items that are not from stockholders or are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Corporate Secretary, including, without limitation, solicitations and advertisements; junk mail; product-related communications; routine customer complaints; job referral materials such as resumes and surveys; and material that is determined to be illegal or otherwise inappropriate.

Additional Corporate Governance Information Available

More information about our corporate governance practices can be found on our website at http://investor.bankofamerica.com under the heading “Corporate Governance,” including our: (i) Certificate of Incorporation; (ii) Bylaws; (iii) Corporate Governance Guidelines (including our Related Person Transactions Policy); (iv) Code of Ethics and related materials; (v) composition of each of our Board committees, including the committee charters; and (vi) Categorical Standards. This information is also available in print, free of charge upon written request addressed to: Attention: Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255.

Director Compensation

Our director compensation program is designed to compensate our non-management directors appropriately for the time and effort required to serve as a director of a large, complex and highly regulated global company and to align our directors’ interests with the long-term interests of our stockholders.

The primary elements of annual compensation for our non-management directors are:

•	cash award of $80,000 ($167,000 for the independent Chairman of the Board);

•	restricted stock award of $160,000 ($333,000 for the independent Chairman of the Board); and

•	cash retainer of $30,000 for the chairman of the Audit Committee and $20,000 for the chairman of each of the Compensation and Benefits, Corporate Governance, Credit and Enterprise Risk Committees.

Non-management directors who begin their Board service or committee chairmanship mid-year receive a pro-rated amount of annual compensation.

We grant the annual restricted stock award under the Bank of America Corporation Directors’ Stock Plan. The award is subject to a one-year vesting requirement. Dividends are paid on the award at the same time as dividends are paid on shares of our common stock. The number of shares awarded equals the dollar value of the award divided by the closing price of our common stock on the grant date, rounded down to the next whole share, with cash payable for any fractional share. If a director retires before the one-year vesting date, a pro-rated amount of the award vests based on the number of days the director served during the vesting period before retirement. Any unvested amount of the award is forfeited.

Non-management directors can elect to defer all or part of their cash or equity compensation through the Bank of America Corporation Director Deferral Plan. If a director elects to defer the annual restricted stock award, we credit a “stock account” with a number of whole and fractional “stock units” of equal value. Each stock unit has the same value as a share of our common stock. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors also can choose to defer their annual cash award, as well as any committee chairman retainers, into the stock account or a “cash account.” We credit the stock account with dividend equivalents in the form of additional stock units and credit the cash account with interest at a long-term bond rate. Following retirement from our Board, a non-management director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment or in 5 or 10 annual cash installments per the director’s prior election. Because stock units are not actual shares of our common stock, they do not have any voting rights.

During 2011, Mr. Moynihan was our sole management director, and he does not receive any compensation for his services as a director. The following table shows the compensation we awarded our non-management directors for their services in 2011:

2011 Director Compensation

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Mukesh D. Ambani (3)	92,282	184,534	0	276,816
Susan S. Bies	80,000	160,000	0	240,000
William P. Boardman (retired)	0	0	0	0
Frank P. Bramble, Sr.	100,000	160,000	0	260,000
Virgis W. Colbert	80,000	160,000	0	240,000
Charles K. Gifford (4)	100,000	160,000	257,190	517,190
Charles O. Holliday, Jr.	167,000	333,000	0	500,000
D. Paul Jones, Jr.	80,000	160,000	0	240,000
Monica C. Lozano	80,000	160,000	0	240,000
Thomas J. May	100,000	160,000	0	260,000
Donald E. Powell (5)	80,000	160,000	75,000	315,000
Charles O. Rossotti	110,000	160,000	0	270,000
Robert W. Scully	100,000	160,000	0	260,000

(1)	The amounts in this column represent the annual cash award plus any committee chairman cash retainers for 2011, including amounts deferred under the Director Deferral Plan. The following table shows the number of stock units credited to our non-management directors under the Director Deferral Plan for deferrals of 2011 cash compensation and the grant date fair value of those stock units based on the closing price of our common stock on the applicable date of deferral:

Director	Stock Units (#)	Grant Date Fair Value ($)
Thomas J. May	8,163.27	100,000
Donald E. Powell	3,265.31	40,000
Charles O. Rossotti	8,979.59	110,000

(2)	The amounts in this column represent the aggregate grant date fair value of restricted stock awards granted during 2011, whether or not those awards were deferred under the Director Deferral Plan. The grant date fair value was based on the closing price of our common stock on the applicable grant date. There are no unexercised stock options held by our directors. As of December 31, 2011, our non-management directors held the following number of unvested shares of restricted stock or unvested stock units:

Director	Unvested Shares of Restricted Stock or Stock Units (#)
Mukesh D. Ambani	13,061
Susan S. Bies	13,061
William P. Boardman (retired)	0
Frank P. Bramble, Sr.	13,061
Virgis W. Colbert	13,061
Charles K. Gifford	13,061
Charles O. Holliday, Jr.	27,183
D. Paul Jones, Jr.	13,061
Monica C. Lozano	13,061
Thomas J. May	13,061
Donald E. Powell	13,061
Charles O. Rossotti	13,061
Robert W. Scully	13,061

(3)	Mr. Ambani was appointed to the Board in March 2011. The amounts for Mr. Ambani include pro-rated awards for his period of service prior to our 2011 annual meeting. In addition, the grant, vesting and settlement of the regular annual restricted stock award granted to Mr. Ambani in May 2011 are conditioned on the receipt of any necessary Indian regulatory approval.

(4)	Mr. Gifford receives office space and secretarial support, which for 2011 had an aggregate incremental cost to our company of $257,190, and we expect that he will continue to receive such perquisites in the future.

(5)	Mr. Powell serves as a non-management director of Merrill Lynch International, a United Kingdom subsidiary of Bank of America. Non-management directors serving on this subsidiary’s board of directors receive an annual cash retainer in the amount of $75,000.

Stock Ownership and Retention Requirements for Directors. We have formal stock ownership requirements that apply to our non-management directors. Under these requirements, each non-management director is required to hold and cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes upon vesting) until termination of their service. All non-management directors are in compliance with our requirements.

Review of Related Person and Certain Other Transactions

Our Related Person Transactions Policy, in our Corporate Governance Guidelines, sets forth our policies and procedures for the review, approval or ratification of any transaction with related persons (directors, director nominees, executive officers, stockholders holding 5% or more of our voting securities or any of their immediate family members). Our policy covers any transactions where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, our company is a participant and a related person has or will have a direct or indirect material interest.

On a semi-annual basis, each of our company’s directors and executive officers is required to complete a questionnaire that requests information regarding our directors and executive officers, their immediate family members and their transactions or relationships with our company. Our Legal and Compliance departments conduct a review to determine if there are any transactions subject to our policy that have not previously been approved or ratified by the Corporate Governance Committee. Each of our company’s directors and executive officers is required to promptly notify the Office of the Corporate Secretary of any change to information in his or her previously completed questionnaires for further review by the Legal and Compliance departments and, where appropriate, by the Committee.

The Corporate Governance Committee must approve or ratify any related person transactions, and when doing so, considers the nature of the related person’s interest in the transaction; whether the transaction involves arms-length bids or market prices and terms; the materiality of the transaction to each party; the availability of the product or services through other sources; whether our company’s Code of Ethics could be violated or our company’s reputation put at risk; whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company; the acceptability of the transaction to our company’s regulators; and in the case of a non-management director, whether the transaction would impair his or her independence or status as an “outside” or “non-management” director.

Our Board has determined that certain types of transactions do not create or involve a direct or indirect material interest on the part of the related person and therefore do not require review or approval under the policy. These include transactions involving financial services, including brokerage services, banking services, loans, insurance services and other financial services provided by our company to any related person, so long as the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates and in compliance with applicable law, including the Sarbanes-Oxley Act of 2002 and Federal Reserve Board Regulation O.

A number of our directors and executive officers, their family members and certain business organizations associated with them are or have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to Bank of America and did not involve more than the normal risk of collectability. Other than the aircraft time sharing agreement between Mr. Moynihan and our company disclosed in our 2011 proxy statement and approved by our Corporate Governance Committee in December 2010, we are not aware of any related person transactions since the beginning of 2011.

Proposal 2: An Advisory (Non-Binding) “Say on Pay” Vote to Approve Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Financial Reform Act), provides our stockholders with an advisory say on pay vote to approve our executive compensation at least every three years. At our 2011 annual meeting of stockholders, a majority of stockholders voted in favor of having a say on pay vote each year, consistent with the recommendation of our Board. After consideration of these results, we have decided that we will hold future advisory votes on executive compensation each year until the next advisory vote on frequency occurs. Under this policy, we are including this advisory say on pay proposal in our 2012 proxy statement and the next advisory vote to approve executive compensation will be held in 2013. We are required under the Financial Reform Act to hold an advisory vote on frequency at least every six years.

Although the say on pay vote is advisory and is not binding on our Board, the Compensation and Benefits Committee will take into consideration the outcome of the vote when making future executive compensation decisions.

This advisory say on pay vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Our Board believes that our current executive compensation program appropriately links compensation realized by our executives to our performance and properly aligns the interests of our executive officers with those of our stockholders. For example:

•

For 2011, the Compensation and Benefits Committee applied our pay-for-performance philosophy and followed our compensation principles in deciding to make year-end compensation awards to our named executive officers.

O

The Committee decided that our Chief Executive Officer, Mr. Moynihan, should receive total compensation of $7 million, including no annual cash incentive and the majority of his incentive in the form of performance contingent restricted stock units tied to our future achievement of specific return on assets goals.

O

The Committee’s compensation decisions for our other named executive officers varied based on its evaluation of company and line of business performance as well as the manner in which each of the named executive officers achieved results consistent with our operating principles and within our risk framework. These named executive officers received an annual cash incentive award within the stockholder-approved limits of our Executive Incentive Compensation Plan for performance year 2011.

O

In addition, the majority of 2011 incentives for our named executive officers continue to be earned and paid over time (including based on our future achievement of return on assets goals) in order to focus our named executive officers on the long-term performance of our company.

•	We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control.

•

We have a policy that prohibits future employment or severance agreements with executive officers that provide severance benefits exceeding two times base salary and bonus unless approved by our stockholders.

•	Our executive officers do not accrue additional retirement benefits under any supplemental executive retirement plan.

•

We have responsible stock ownership requirements that apply to our executive officers, including the Chief Executive Officer. In 2011, the Board amended the stock ownership requirements for our executive officers to require (a) the Chief Executive Officer to hold at least 500,000 shares of our common stock and retain at least 50% of the net after-tax shares from future equity awards until retirement and (b) our other executive officers to hold at least 300,000 shares of our common stock and retain at least 50% of the net after-tax shares from future equity awards until the increased ownership guideline is achieved. New executive officers have up to five years to meet these requirements.

•	Our named executive officers are subject to multiple clawback requirements:

O

Since performance year 2009, equity awards to our executive officers are subject to a “performance-based clawback” to encourage sustainable profitability over the vesting period. If during the vesting period our company or the executive officer’s line of business (if applicable) experiences a loss, the Compensation and Benefits Committee will assess the executive officer’s accountability for the loss. This assessment will take into account factors such as the magnitude of the loss, the executive officer’s decisions that may have led to the loss, the executive officer’s overall performance and other factors. Based on this assessment, all or part of the award may be canceled.

O

Since performance year 2009, equity awards are subject to a detrimental conduct clawback to encourage compliance with policies and appropriate behaviors. If an executive officer engages in detrimental conduct, unvested awards are subject to cancellation and previously vested awards may be recouped.

O

Since October 2007, we have had a recoupment policy under which our Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct causes our company to restate its financial statements.

See pages 20 to 48 of this proxy statement for more information on these elements of our executive compensation program.

For these reasons, the Board recommends that our stockholders vote in favor of the following resolution:

“Resolved, that our stockholders approve, on an advisory basis, the compensation of our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.”

The Board recommends a vote “FOR” approval of this resolution (Proposal 2).

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation and Benefits Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2011.

Submitted by the Compensation and Benefits Committee of the Board:

Robert W. Scully, Chairman

Mukesh D. Ambani

Virgis W. Colbert

Donald E. Powell

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the approach taken by the Compensation and Benefits Committee in setting 2011 compensation for the following named executive officers:

•	Brian T. Moynihan, Chief Executive Officer;

•	Bruce R. Thompson, Chief Financial Officer;

•	Charles H. Noski, Vice Chairman (also Chief Financial Officer during part of 2011);

•	David C. Darnell, Co-Chief Operating Officer;

•	Gary G. Lynch, Global Head of Legal, Compliance and Regulatory Relations; and

•	Thomas K. Montag, Co-Chief Operating Officer.

Mr. Darnell and Mr. Montag were appointed to the newly created positions of Co-Chief Operating Officers in September 2011. Prior to that time, Mr. Darnell was President of our Global Commercial Banking business and Mr. Montag was President of our Global Banking and Markets business. In addition, Mr. Thompson assumed the role of Chief Financial Officer in June 2011, having served as our Chief Risk Officer. Mr. Noski served as Chief Financial Officer until June 2011, after which he assumed the role of Vice Chairman. Mr. Lynch joined our company during July 2011 as Global Chief of Legal, Compliance and Regulatory Relations.

Executive Summary

Our executive compensation program ties pay for our executives to the performance of our company, its lines of business and each individual executive officer over the short and long-term. In addition, consistent with our compensation principles, our executive compensation program provides a mix of salary, benefits and incentives paid over time that we believe properly aligns the interests of our executive officers with the interests of our stockholders. We also take into account the manner in which results are achieved, including an evaluation of adherence to risk and compliance policies and other core values of our company. We continually evaluate our compensation policies and practices in light of ongoing developments and best practices in the area of incentive compensation.

Management’s Assessment of 2011 Performance

During 2011, our company continued to execute on our comprehensive three-year strategic plan, simplifying and streamlining our company, strengthening our balance sheet and building capital while managing through the slow-growth low interest rate environment. In addition, we have demonstrated focus on our customer-driven strategy and making our business more efficient and effective through our enterprise-wide Project New BAC initiative, which aligns our work to our three core customer groups: individuals, companies and institutional investors. During 2011, our senior management team strengthened the solid foundation of our company with a focus on long-term sustainable growth. Following is a summary of some of our company’s key accomplishments in 2011:

•	We reported net income of $1.4 billion, or $0.01 per diluted share, compared with a net loss of $2.2 billion, or $0.37 per diluted share in 2010.

•	We continued to focus on our customer-driven businesses. Our company extended approximately $557 billion in credit and raised $644 billion in capital for clients during 2011.

•

We continued to build capital and strengthen our balance sheet. Regulatory capital ratios increased significantly, with Tier 1 common equity ratio increasing to 9.86% in the fourth quarter of 2011, up 126 basis points from the fourth quarter of 2010.

•

We substantially improved our funding position by increasing overall liquidity and reducing debt. Global excess liquidity sources remained strong at $378 billion at the end of 2011, up $42 billion from December 31, 2010.

•	We continued to focus on strengthening our risk culture in 2011, driving accountability more deeply into the company, and simplifying the organization by selling non-core assets and businesses.

•	In 2011, we generated $34 billion in proceeds from the sale of non-core assets and businesses, generating 79 basis points of Tier 1 common equity and reducing risk-weighted assets by $29 billion.

•	Our Investment Bank maintained its No. 2 global ranking in net investment banking fees and gained market share in 2011 as reported by Dealogic.

•	Bank of America Merrill Lynch was named “Top Global Research Firm of 2011” by Institutional Investor.

•	We continued to make progress addressing legacy issues.

Our 2011 Compensation Decisions

Consistent with our pay-for-performance philosophy, our Compensation and Benefits Committee made its 2011 compensation decisions based on its review of performance on a year-over-year basis. The Committee considered our company’s overall financial results, including net income reported for 2011 compared to a net loss in 2010. The Committee recognized that our company’s total stockholder return has lagged the total stockholder return of key competitors over one- and multi-year periods.

For our named executive officers heading lines of business, the Committee also reviewed the contributions of those lines of business to our overall company performance with a focus on accountability for risk management. The Committee focused on the individual performance of named executive officers against financial and non-financial performance goals and changes in our executives’ roles and responsibilities during the year as a result of the restructuring of our company under Project New BAC.

Based on its evaluation of 2011 performance, the Committee made the following 2011 compensation decisions for our named executive officers using an appropriately balanced mix of award types, similar to the types of awards made for 2010.

•	For Mr. Moynihan, our Chief Executive Officer, the Committee determined compensation in recognition of his individual performance and the overall performance of our company.

O	No annual cash incentive for 2011. Similarly, Mr. Moynihan did not receive any annual cash incentive award for performance years 2009 or 2010.

O	Total salary and incentive compensation for 2011 of $7 million. Over 85% of Mr. Moynihan’s total compensation for 2011 is in the form of equity-linked awards.

O

The majority of Mr. Moynihan’s variable incentive compensation was awarded in the form of performance contingent restricted stock units tied to our future achievement of specific performance goals based on our return on assets.

•

For our other named executive officers, the Committee’s compensation decisions for 2011 varied based on its evaluation of individual performance, which in each case met or exceeded expectations, and in light of overall company and line of business performance.

O

Each of our other named executive officers received an annual cash incentive award within the stockholder-approved limits of our Executive Incentive Compensation (EIC) Plan for performance year 2011 based on our reported 2011 net income of $1.4 billion.

O

The majority of 2011 incentives for our other named executive officers also continue to be earned and paid over time (including based on our future achievement of return on assets goals) in order to focus our named executive officers on the long-term performance of our company.

Overview of Our Executive Compensation Program

Total Compensation. The total direct compensation for each of our executive officers is comprised of the executive’s base salary and an incentive opportunity. Consistent with our pay-for-performance philosophy, we believe that our executive officers should be able to provide for their retirement needs from the compensation they earn based on our performance. As a result, our current executive officers do not accrue additional retirement benefits under any supplemental executive retirement plans.

Base Salary. Base salary is designed to provide a level of predictable income. The Compensation and Benefits Committee establishes the base salary levels for our executive officers to be part of a competitive total compensation package.

Incentive Opportunity. The primary compensation element for our executive officers is an incentive opportunity that is designed to balance both near-term and longer-term results by providing year-end incentive award opportunities based on our financial performance as well as non-financial measures and other factors.

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The Committee determines the year-end incentive awards based on its evaluation of performance without assigning weightings to any particular factors or metrics considered. The Committee reviews the performance of our company, lines of business and individual executive officers as well as other factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to risk and compliance policies and other core values of our company. Compensation decisions are made consistent with our company’s pay-for-performance philosophy, which takes into account both results and how those results were achieved. Our approach relies on decisions based on judgment using a principles-based framework of review that considers multiple key performance metrics, without formulas or weightings. Financial performance plays a key, but not exclusive, role in this review.

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The Committee believes that stock ownership is the most effective way to align the interests of our executive officers with those of our stockholders and focus our executive team on delivering sustainable returns to our stockholders over time. The Committee uses a balanced mix of fixed and variable compensation with a significant portion of total variable compensation delivered in the form of equity-based awards. Generally, approximately 70% of the total incentive opportunity for our Chief Executive Officer and approximately 60% of the total incentive opportunity for our other named executive officers is in the form of equity-based awards. Equity awards may include any combination of time-vesting restricted stock, performance-vesting restricted stock, stock options or other equity-based compensation. The Committee establishes vesting and other conditions for equity awards to encourage a long-term focus on generating sustainable results. Our 2003 Key Associate Stock Plan (Stock Plan) provides that stock-settled awards that vest solely on the basis of passage of time shall not vest more quickly than ratably over a three-year period. In addition, the Stock Plan requires a one-year minimum performance period for awards that vest based on performance.

•

The Committee considers the types of equity awards to make from a portfolio of award types. The types of awards used each year depend on our specific circumstances and the Committee’s view of what best supports our strategic goals and is aligned with sound risk management practices. The combination of delivering a significant amount of annual pay in the form of stock awards combined with stock ownership and retention requirements balances the goals of encouraging sustainable results over time and rewarding those results with appropriate levels of realized compensation. We use long-term equity awards that vest and pay over time to align our executive officers’ interests with the interests of our stockholders. Our significant stock ownership requirements further enhance this alignment. See “Other Pay-for-Performance Features of Our Program” below.

Compensation Risk Management. The Committee believes that the design and governance of our executive compensation program is consistent with the highest standards of risk management. The design of our executive compensation program supports our risk management goals through a set of checks and balances, including (1) a balanced mix of base and variable pay, (2) a balanced use of performance measures that are risk-adjusted where appropriate and combined with management judgment, (3) a pay-for-performance process that allocates individual awards based on both results and how those results were achieved, (4) deferral of a significant portion of variable pay, in equity-based awards where appropriate, to encourage retention and alignment with shareholder interests and (5) use of clawback features for all recipients of equity-based awards to further encourage achievement of long-term, sustainable results in an appropriate manner. The “Compensation Governance and Risk Management” section beginning on page 11 contains more information about our Compensation Governance Policy, our compensation risk management practices and the extent to which our executive officers participate in setting the amount or form of executive officer and director compensation.

Clawback Features. Beginning with performance year 2009, equity awards to executive officers are subject to multiple separate and distinct “clawback” requirements that can result in the awards being canceled or prior payments recouped. These clawback requirements work together so that rewards realized over time appropriately reflect the time horizon of the risks taken and encourage proper conduct.

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Approximately 27,000 of our employees who received a percentage of their compensation for 2011 in equity-based awards that vest over time are subject to our detrimental conduct clawback requirement. In addition, more than 4,400 of those employees also are subject to our performance-based clawback requirement.

•	Our clawback requirements are as follows:

O

Equity awards granted to certain employees, including our executive officers, are subject to a “performance-based clawback” to encourage sustainable profitability. If during the vesting period our company or the employee’s line of business (if applicable) experiences a loss, the Committee will assess the employee’s accountability for the loss. This assessment will take into account factors such as the magnitude of the loss, the employee’s decisions that may have led to the loss, the employee’s overall performance and other factors. Based on this assessment, the Committee may determine to cancel all or part of the award.

O

All equity awards also are subject to a “detrimental conduct clawback.” If an employee engages in certain “detrimental conduct” (which is defined in detail in award agreements but generally refers to serious misconduct in the performance of duties) the equity award will be canceled to the extent not yet vested. In addition, equity awards granted to our employees authorize our company to reduce or recover from the awards any losses if it is determined that the employee has engaged in detrimental conduct.

O

We have an Incentive Compensation Recoupment Policy covering all of our executive officers and under which our Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct causes our company to restate its financial statements. This Policy goes beyond the clawback requirements under the Sarbanes-Oxley Act that are limited to our Chief Executive Officer and Chief Financial Officer. The Board or an appropriate Board committee will take, in its sole discretion, action it determines necessary under the policy to remedy the misconduct and prevent its recurrence. The Board or committee may recover the amount of compensation paid or awarded that exceeds any lower amount that would have been paid or awarded based on the restated financial results, including through reimbursement of any bonus or incentive compensation awarded or cancellation of any unvested restricted stock or outstanding stock option awards.

O	In addition, we will fully comply with the Financial Reform Act clawback requirements following the issuance of final rules and regulations.

Consideration of Stockholder Say on Pay Votes. Our company provides its stockholders with the opportunity to cast an annual advisory say on pay vote to approve executive compensation. At our company’s 2011 annual meeting of stockholders, approximately 93% of the votes cast on our company’s say on pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms our stockholders’ support of our company’s executive compensation program, including our pay-for-performance philosophy and, therefore, the Committee did not change its approach in 2011. The Committee will continue to consider the outcome of our company’s advisory say on pay votes when making future compensation decisions for our named executive officers.

Our Compensation and Benefits Committee’s Review of Performance

During January 2012, the Committee evaluated the performance of our company, lines of business and each of our named executive officers. The Committee considered the following as key to its compensation decisions:

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Company and Line of Business Performance. The Committee evaluated our company’s 2011 performance on a year-over-year basis taking into account a combination of our financial performance and non-financial measures and other factors, which the Committee believes collectively best indicate successful management of our business. The Committee also considered performance of our company and lines of business against our strategic plan and operating principles for 2011. Our senior management team has continued to make progress against those goals in order to position our company for long-term growth, including focusing on our customer-driven businesses, increasing capital, strengthening our balance sheet and managing our overall liquidity position.

O

Financial and Non-Financial Performance. In general, with respect to our company’s financial performance and performance relative to various risk metrics, the Committee reviewed our strong and improved capital and liquidity positions, continued decline in risk-weighted assets, and results from the sale of non-core businesses and assets. The Committee also reviewed our company’s and each line of business’ financial performance relative to key financial metrics including net income, earnings per share, return on equity, return on tangible common equity and return on assets. The Committee recognized that our company’s total stockholder return has lagged the total stockholder return of key competitors over one and multi-year periods. For 2011, the Committee considered our company’s financial results, including the impact of legacy mortgage-related charges, among other things. The Committee felt it was appropriate to consider financial performance results for 2011 excluding such charges because they continued to result primarily from business decisions made a number of years ago by a prior management team. The Committee also considered the fact that, including such charges during 2011, our company reported net income of $1.4 billion.

Following are certain key performance highlights reviewed by the Committee for each line of business:

–	For our Consumer and Small Business Banking businesses, each delivered solid performance in a challenging but improving economic environment. Net income for the Deposits and Card Services segments for 2011 was $1.2 billion and $5.8 billion, respectively. Deposits net income decreased $170 million year over year, while Card Services net income increased $12.8 billion compared to 2010 due primarily to the absence of the non-cash goodwill impairment charge recognized in 2010 and a decrease in the provision for credit losses.

–	For our Consumer Real Estate Services business, our company funded $151.8 billion in residential home loans and $4.4 billion in home equity loans in 2011. Consumer Real Estate Services’ net loss increased compared to 2010 primarily due to a decline in revenue and an increase in noninterest expense, though our company continued to make progress on legacy issues.

–	For our Global Commercial Banking business, performance against certain key financial measures such as net income, return on equity and return on tangible equity were each favorable compared to 2010 results. Global Commercial Banking reported net income of $4.4 billion, an increase of approximately $1.2 billion.

–	For our Global Wealth and Investment Management business, net income increased $295 million, or 22%, to $1.6 billion in 2011 compared to 2010, which was attributable in large part to higher average deposit balances.

–	For our Global Banking and Markets business, our company reported net income and revenue for 2011 of $3.0 billion and $23.6 billion, respectively, reflecting a decline of $4.2 billion in sales and trading revenue compared to 2010 due to a challenging market environment. Global Corporate Banking revenue of $5.5 billion for 2011 remained in line with 2010.

O

Challenging Economic Factors Affecting our Company and Lines of Business. The Committee also considered external factors that affected both company and line of business performance. These external factors included the continuing challenges presented by the economy, such as the low interest environment, high unemployment rates, global economic crises, depressed housing prices, weak market conditions and continuing regulatory impacts on our businesses. Our named executive officers managed our company and our businesses through this challenging environment while focusing on our three core customer groups and strengthening our industry positions. In addition, we continued our work to address legacy issues in order to position our new company for the future with a focus on sustainable, long-term performance.

O

Accountability for Driving our Risk Management Culture. The Committee continued to consider the accountability of our named executive officers for bolstering our strong risk management culture as well as our company’s year-over-year performance relative to various risk metrics established for 2011 consistent with our risk appetite and risk framework. Specifically, the Committee evaluated our businesses based on our improved risk-based capital ratios, funding position, risk management in our consumer and commercial loan portfolios, and various market risk indicators.

•

Individual Performance. For the 2011 performance year, the Committee, and also our Board for our Chief Executive Officer, assessed the leadership, contributions and accountability of our Chief Executive Officer and other named executive officers in the following areas in line with our operating principles and our company’s core values: developing a customer-driven enterprise, pursuing operational excellence in both efficiency and risk management, strengthening our balance sheet, creating sustainable stockholder value, cleaning up legacy issues, and further developing employee retention and engagement. In addition, the Committee considered the performance feedback from our company’s independent control functions in assessing line of business and each named executive officer’s individual performance.

O

CEO Performance. For 2011, the Committee considered Mr. Moynihan’s leadership and execution against our company’s strategic plan, in light of the challenges facing our industry and lines of business. Mr. Moynihan received no annual cash incentive for performance year 2011 (and similarly received no annual cash incentive for performance years 2009 and 2010). In addition, the Committee awarded the majority of his incentive compensation for 2011 in the form of performance contingent restricted stock units that he must earn based on our company’s future achievement of specific performance goals based on our return on assets. The accomplishments the Committee, and our Board, considered in connection with their evaluation of Mr. Moynihan’s performance included:

–	Strengthened Balance Sheet. Under Mr. Moynihan’s direction, our company continued to strengthen its balance sheet in key risk areas by improving capital and overall liquidity and reducing debt.

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Improved Capital Positions. Regulatory capital ratios increased significantly, with Tier 1 common equity ratio increasing to 9.86%. Overall during 2011, we generated 126 basis points of Tier 1 common equity and reduced risk-weighted assets by $172 billion.

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Increased Overall Liquidity. Our company substantially improved its funding position in 2011 by increasing overall liquidity and reducing debt. Global excess liquidity sources increased to $378 billion at December 31, 2011, from $336 billion at December 31, 2010. Long-term debt declined to $372 billion at December 31, 2011, from $448 billion at December 31, 2010.

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Improved Credit. Our company’s provision for credit losses decreased $15 billion to $13.4 billion in 2011 compared to 2010, reflecting improved credit quality across all major consumer and commercial portfolios and underwriting changes implemented over the past several years. In addition, net-charge offs and net charge-offs as a percentage of average loans and leases outstanding declined year over year.

–	Delivered Efficiency Improvements. Under Mr. Moynihan’s leadership in 2011, our company successfully completed our Project New BAC initiative Phase 1 review process, began the implementation of those outcomes, and commenced the Phase 2 evaluations. Through Project New BAC, our company identified a significant number of potential short- and long-term process improvements and cost savings for our company. In addition, certain operating platform simplifications were initiated in 2011, eliminating a number of obsolete applications and creating opportunities to further enhance our company’s efficiency through site consolidations and investments in next-generation technology.

–	Continued Progress Resolving Legacy Issues. During 2011, Mr. Moynihan continued our company’s focus on addressing legacy issues by establishing our Legacy Asset Servicing division focused on servicing and managing the exposures related to selected residential mortgage, home equity and discontinued real estate portfolios. In addition, Mr. Moynihan oversaw our company’s continued efforts to reduce non-core assets and legacy loan portfolios.

–	Executed Customer-Driven Model. In 2011, Mr. Moynihan realigned our company’s management team, operating structure and financial reporting to execute on a customer-driven instead of a product-driven model for our organization. This realignment further enhanced the customer-relationship strategy implemented across all lines of business in 2010. Under Mr. Moynihan’s leadership, our company also made progress in increasing business referrals across multiple lines of business. Based on Mr. Moynihan’s direction, our company expanded its commitment to individual customers as well through the opening of 42 loan modification customer assistance centers in 22 states.

–	Enhanced Risk & Compliance Management. Mr. Moynihan encouraged a culture of risk management accountability across the enterprise globally so that our company continued enhancing its risk, compliance and regulatory positions.

O

Other Named Executive Officer Performance. As part of the annual performance reviews for our other named executive officers, the Committee considered the perspectives of our Chief Executive Officer and our Global Head of Human Resources on each individual’s performance and incentive recommendations, as well as the performance of our various lines of business, business segments and functions. The majority of incentives awarded to our other named executive officers for 2011 also continue to be earned and paid over time (including based on our future achievement of return on assets goals). In particular, the Committee considered the following:

–	Mr. Thompson, Chief Financial Officer (CFO). Mr. Thompson successfully transitioned from serving as our company’s Chief Risk Officer (CRO) to our CFO in June 2011. As our CRO during the first half of 2011, Mr. Thompson continued to strengthen our overall risk management capabilities and implemented key elements of our international risk governance and control programs. As CFO, Mr. Thompson successfully developed and executed plans to meet increased regulatory capital requirements and made meaningful improvements in our company’s overall liquidity position. Mr. Thompson effectively interacted with our investor community through our quarterly earnings calls, investor conference calls, as well as individual investor meetings. Mr. Thompson also played a significant leadership role on multiple key enterprise matters such as the sales of interests in China Construction Bank and BlackRock as well as structuring exchange agreements with certain preferred security holders. He developed and communicated plans to mitigate the impact of major external events, including U.S. and global economic, regulatory and financial events.

–	Mr. Noski, CFO for a portion of 2011 and currently Vice Chairman. Mr. Noski transitioned from serving as our CFO to Vice Chairman in June 2011. As our CFO during the first half of 2011, he focused on enhancing stress testing, liquidity, investor relations, communications and disclosure, and subsidiary governance. As Vice Chairman, Mr. Noski played a key leadership role with the home loans management team by providing strategic support to define the next-generation mortgage business model and mortgage servicing rights accounting recommendations.

–	Mr. Darnell, Co-Chief Operating Officer. Mr. Darnell served as President, Global Commercial Banking (GCB) until being named Co-Chief Operating Officer in September 2011. In his new role, Mr. Darnell assumed responsibility for our businesses serving individual and small business customers with deposits, lending, card, home loans and U.S. based wealth investment management services. Under Mr. Darnell’s leadership and direction, our company completed the build out of business banking and enterprise client coverage groups, significantly increasing referral revenues compared to last year. Mr. Darnell also launched our optimal practice model as the foundation of our wealth management strategy.

–	Mr. Lynch, Global Chief of Legal, Compliance and Regulatory Relations. Mr. Lynch joined our company in July 2011 as Global Chief of Legal, Compliance and Regulatory Relations. During his first six months, Mr. Lynch effectively managed significant litigation matters and other compliance and regulatory risks, while focusing on resolution of legacy mortgage issues.

–	Mr. Montag, Co-Chief Operating Officer. Mr. Montag served as President, Global Banking and Markets (GBAM) until being named Co-Chief Operating Officer in September 2011. In his new role, Mr. Montag continues to lead and manage our businesses that serve companies and institutional investors, including GBAM, with the addition of middle market commercial banking and international wealth investment management. Mr. Montag effectively led our GBAM business through market volatility, contributing solid returns while reducing risk-weighted assets consistent with our company’s capital plan. Under Mr. Montag’s strong leadership, GBAM maintained our #2 global ranking in net investment banking fees, while gaining market share, as reported by Dealogic. Bank of America Merrill Lynch also was named “Top Global Research Firm of 2011” by Institutional Investor.

Our 2011 Compensation Decisions

Setting 2011 Total Compensation. Our practice for 2010 and prior performance years was to establish a target total direct compensation package for each executive officer at the beginning of each year. In January 2011, the Compensation and Benefits Committee decided not to establish target total direct compensation opportunities for our executive officers for 2011. Instead, the Committee determined 2011 year-end incentive compensation in January 2012 after its review of the 2011 performance of our company, lines of business and our named executive officers on a year-over-

year basis. At the time of Mr. Lynch’s employment during 2011, the Committee established a competitive 2011 total target compensation opportunity for Mr. Lynch of $7 million based on his level of experience and the intended scope and importance of his new strategic role for our company. The Committee determined to award Mr. Lynch a 2011 performance year incentive for the full year.

2011 Compensation Decisions for Our Named Executive Officers. The following table summarizes the compensation decisions the Committee made for the named executive officers for the 2011 performance year:

2011 Compensation Decisions

Name	Base Salary ($)	Annual Cash Incentive ($)	Cash- Settled Restricted Stock Units ($)	Performance Contingent Restricted Stock Units ($)	Time Vesting Restricted Stock ($)	Total ($)
Brian T. Moynihan	950,000	0	1,815,000	4,235,000	0	7,000,000
Bruce R. Thompson	850,000	2,850,000	810,000	5,490,000	0	10,000,000
Charles H. Noski	850,000	1,360,000	0	2,040,000	0	4,250,000
David C. Darnell	850,000	2,850,000	0	4,300,000	0	8,000,000
Gary G. Lynch	850,000	2,460,000	0	0	3,690,000	7,000,000
Thomas K. Montag	850,000	2,850,000	1,000,000	7,300,000	0	12,000,000

Some of these 2011 compensation decisions are not reflected in the Summary Compensation Table on page 32. In addition, the table above reflects Mr. Lynch’s base salary on an annualized basis but does not reflect his signing bonus and new hire restricted stock unit and long-term cash awards. The table above differs from the Summary Compensation Table in two ways. First, we determine incentive compensation amounts after the performance year, while SEC rules require that the Summary Compensation Table include equity compensation in the year granted. Therefore, equity incentive compensation granted in 2011 for 2010 performance is shown in the Summary Compensation Table as 2011 compensation. Second, the Summary Compensation Table includes changes in pension value, certain nonqualified deferred compensation earnings and other elements of compensation (such as 401(k) matching contributions and perquisites) as part of total compensation. Those amounts are not shown in the table above.

2011 Base Salary Increases. The Committee did not increase Mr. Moynihan’s base salary for 2011. The Committee set the 2011 annual rates of base salary for each of our other named executive officers to $850,000 effective January 1, 2011. The base salaries were increased to a level that the Committee determined appropriate for internal consistency and that is reflective of the broader market trend of delivering base salary as a higher percentage of total compensation. No changes have been made to 2011 base salary levels for our named executive officers.

2011 Performance Year Incentive Awards. The Committee determined that incentive compensation for 2011 should be delivered in a balanced mix of award types with an emphasis on long-term equity-based awards. The long-term incentive awards reflected in the table above were intended to focus our named executive officers on our future sustainable performance and execution against our comprehensive three-year strategic plan, customer-driven strategy and Project New BAC initiatives. The Committee’s approach on the forms of incentive compensation awards for 2011 generally follows the approach used for 2010, but with two differences. First, the Committee decided to award annual cash incentive awards to certain of our named executive officers within the stockholder-approved limits of our EIC Plan based on our reported net income for the year. Second, Mr. Lynch received time-based restricted stock units rather than performance-contingent restricted stock units.

The following provides additional information about the types of year-end incentive awards the Committee decided to use for 2011:

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No Annual Cash Incentive for our CEO. The Committee determined not to award Mr. Moynihan any annual cash incentive for 2011. Similarly, Mr. Moynihan did not receive any annual cash incentive award for performance years 2009 or 2010.

•

Annual Cash Incentives for Other Named Executive Officers. Annual cash incentive awards were made to each of our other named executive officers within the stockholder-approved limits of our EIC Plan for performance year 2011.

•

Cash-Settled Restricted Stock Unit Awards. In order to provide an appropriately balanced mix of fixed and variable compensation and to tie the actual amount received to stock price performance and continued service over the 12 months following the award, each of Messrs. Moynihan, Thompson and Montag received an award of cash-settled restricted stock units that vest and pay monthly over 12 months through March 2013.

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Performance Contingent Restricted Stock Unit Awards. Our named executive officers, other than Mr. Lynch, received a substantial portion of their 2011 performance year incentive awards in the form of performance contingent restricted stock units (PRSUs) which must be earned based on our company’s future achievement of specific return on assets goals.

O

The Committee considered the appropriateness of return on assets as a performance metric again for 2011 because it is intended to focus our named executive officers on the creation of net income in an efficient manner for the long-term benefit of our stockholders.

O

In determining to award PRSUs as a substantial component of 2011 variable incentive compensation, the Committee also acknowledged that our company has not yet met the threshold return on assets performance goal established for the PRSUs granted for 2010 performance.

O

The overall design of the PRSUs awarded for 2011 is generally consistent with the PRSUs awarded to our company’s named executive officers for 2010 performance, with some exceptions. These awards will be settled 100% in shares (rather than 60% in shares and 40% in cash for the 2010 PRSU awards). In addition, the first potential settlement date will occur in March 2015 subject to the achievement of applicable return on assets performance goals and the last performance period will end December 31, 2016. The portion of the PRSUs earned for a performance period depends on the level of our return on assets for the performance period. Any PRSUs not earned by December 31, 2016 will be canceled. See the discussion of PRSUs awarded for performance year 2010 following the Grants of Plan-Based Awards table beginning on page 36 for more information about the terms of these awards.

O	The Committee continues to believe that achievement of the return on assets goals would signify that our company has made considerable progress against our strategic plan.

•

Time-Vested Restricted Stock. Mr. Lynch’s long-term incentive award for performance year 2011 was delivered in the form of a restricted stock award which vests on the third anniversary of the grant. The form of that award is consistent with the long-term incentive awards granted to other members of senior management for 2011 performance.

O

New Hire Awards. In addition, Mr. Lynch received new hire restricted stock and long-term cash awards in July 2011, each of which vests in installments over approximately three years under the terms of his offer letter dated April 14, 2011, to buy-out the equity and other incentive awards which he forfeited from his prior employer in order to take an important leadership role in our company.

The actual amounts realized by the named executive officers from these equity-based awards will depend on the future performance of our business and stock price growth.

For future years, the Committee intends to continue to evaluate each year the performance of our company, our lines of business and our individual executive officers, including their accountability for strong risk management practices, and other factors it determines appropriate consistent with our pay-for-performance philosophy and our compensation principles. In deciding the appropriate mix and form of compensation for our named executive officers, the Committee intends to evaluate the balance between fixed and variable compensation and, for variable compensation, to choose the form of equity awards from a portfolio of award types.

Our Other Compensation Practices

Other Pay-for-Performance Features of Our Program

Many of our program’s other unique features further demonstrate the commitment to our pay-for-performance philosophy.

Conditions of Stock Ownership

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We promote long-term stock ownership by our executive officers, with award features such as deferred settlement of performance-based awards and holding requirements described below. The value our named executive officers realize from equity compensation awards is dependent on future sustainable performance of our company.

•

Our Corporate Governance Guidelines include stock ownership and retention requirements for our executive officers. The Guidelines currently require (a) the Chief Executive Officer to hold at least 500,000 shares of our common stock and retain at least 50% of the net after-tax shares from future equity awards until retirement and (b) our other executive officers to hold at least 300,000 shares of our common stock and retain at least 50% of the net after-tax shares from future equity awards until the ownership guideline is achieved. New executive officers have up to five years to meet these requirements. The Committee believes the stock retention and ownership requirements for our executive officers create an appropriate level of required long-term stock holdings by our executive officers.

•

The PRSU awards for performance during 2010 and 2011 also require us to attain pre-established return on assets goals measured on a rolling four quarter basis over the five-year period of the award. These performance-based vesting requirements further tie the ultimate value of the awards to our sustainable performance over time.

•

Our Stock Plan, which is the plan under which we make equity awards to our executive officers and other key employees, prohibits discounted stock options, reload stock options or stock option re-pricing.

Severance and SERPs

•	We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control.

•

We also have a policy prohibiting future employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

•	Our current executive officers do not accrue additional retirement benefits under any supplemental executive retirement plans (SERPs).

Other Elements of Compensation

The other elements of our executive compensation program are as follows:

Retirement Benefits

Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution.

We limit eligible compensation for earning benefits under the qualified and nonqualified pension plans and for employer matching contributions under the qualified and nonqualified 401(k) plans to the first $250,000 in annual cash compensation. As a result, the Committee’s decisions to grant annual performance-based cash incentive, restricted stock and stock option awards do not create any additional retirement benefits under these plans.

We believe that our executive officers should be able to provide for their retirement needs from the compensation they earn based on our performance. At the request of Mr. Moynihan, his participation in the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (Fleet SERP) was frozen effective December 31, 2005. Therefore, he does not earn further benefits under that plan for compensation or periods of service after 2005. In addition, effective

December 31, 2002 we froze benefits under the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan for Senior Management Employees (Bank of America SERP). As a participant in the Bank of America SERP, Mr. Darnell does not earn any additional benefits under that plan for compensation or service after 2002.

For more information about these plans, see “Pension Benefits” and “Nonqualified Deferred Compensation” on pages 40 and 43, respectively.

Perquisites and Other Fringe Benefits

Our named executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other U.S.-based salaried employees. Consistent with our pay-for-performance philosophy, we provide very limited executive fringe benefits. Because we have internal expertise on benefit, tax and financial advisory matters, we make those services available at no cost to our executive officers for their personal benefit, tax and financial planning needs. We also may provide certain of our executive officers with secured parking and home security systems. Our Excessive or Luxury Expenditures Policy (Expenditures Policy) provides for the use of corporate aircraft by senior management for conducting business on behalf of our company, including use related to reasonable business development, and approved emergency travel. In February 2011, the Board amended this policy to allow our Chief Executive Officer limited personal use of our aircraft, provided that he reimburses us for the incremental operating costs.

Competitor Groups

The Committee uses a group of five leading U.S. financial services companies as the primary competitor group for periodic review of compensation levels in order to evaluate relative performance. We use these banks as our primary competitor group because we are in direct competition with them for customers, employees and investors. Also, these banks follow similar economic cycles to our own, making relative performance measurements more meaningful. These banks are: Citigroup, Goldman Sachs, JPMorgan Chase, Morgan Stanley and Wells Fargo. In addition, given our growing global scope, the Committee periodically reviews executive compensation for a group of leading international financial institutions for a general perspective on compensation practices across the global financial services industry: Banco Santander, Barclays, BNP Paribas, Credit Suisse, Deutsche Bank, HSBC, Royal Bank of Scotland and UBS.

From time to time, the Committee also reviews executive compensation for a leading group of global companies headquartered in the U.S. spanning all industries to get a general perspective on compensation practices for companies of similar size and global scope. For 2011, these companies were: Abbott Laboratories, AT&T, Chevron, Cisco, Coca-Cola, ConocoPhillips, Exxon Mobil, General Electric, Hewlett-Packard, IBM, Intel, Johnson & Johnson, PepsiCo, Pfizer, Philip Morris International, Procter & Gamble, Verizon and Wal-Mart.

The Committee uses these groups periodically to gain perspective on market trends in executive compensation and evaluate relative performance, but without any formulaic benchmarking.

Timing of Equity Grants

Awards of restricted stock and stock options to executive officers and other eligible key employees are made on a regular award date each year shortly after the end of the applicable performance year. This is the same date that we pay cash incentive awards for the performance year, and is scheduled to give us sufficient time to complete all performance reviews and obtain all necessary approvals. For the past few years, the award date has been February 15, or the immediately preceding business day if February 15 is not a business day.

We occasionally make awards of restricted stock or stock options other than on the regular annual award date, usually in connection with hiring a new key employee or awards under annual performance plans that follow a different timing cycle. We generally make these awards on the first day of the calendar month following approval, which for newly hired employee is on or after their actual hire date. In the case of Mr. Lynch, his new hire restricted stock and long-term cash awards were made on the first business day following his start of employment.

Formal approval for awards is obtained prior to the grant dates. We do not coordinate the timing of our awards with the release of material non-public information. The exercise price for the stock options equals the closing price of our common stock for the grant date.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1,000,000, but excludes “performance-based compensation” from this limit.

Annual incentive awards may be provided under the stockholder-approved EIC Plan, which is intended to provide “performance-based compensation” under Section 162(m). Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of our net income for that year. Under the EIC Plan, the Committee can determine to make all or any portion of the annual incentive award in cash or a restricted stock award under our Stock Plan. For performance year 2011, any cash incentive awards paid to certain of our named executive officers was paid under the EIC Plan.

Under our Stock Plan, awards in the form of PRSUs and stock options may be made which are intended to qualify as “performance-based compensation” under Section 162(m). Compensation realized by our executive officers through the exercise of stock options awarded in prior years should be fully deductible to us as “performance-based compensation” under Section 162(m). In addition, for performance year 2011, the PRSUs granted to certain of our named executive officers should be fully deductible to us (to the extent earned) as “performance-based compensation” under Section 162(m). The cash-settled restricted stock units awarded for performance year 2011 to Messrs. Moynihan, Thompson and Montag and the time-vesting restricted stock units granted to Mr. Lynch are not intended to be “performance-based compensation” under Section 162(m), and as a result may not be fully deductible when paid.

Some compensation paid to our named executive officers during 2011 exceeds the applicable Section 162(m) deduction limit. While the Committee retains discretion to make compensation decisions in light of a variety of considerations, all compensation decisions for our executive officers are made after consideration of the Section 162(m) implications.

Executive Compensation

Summary Compensation Table

The following table shows compensation paid, accrued or awarded with respect to our named executive officers during the years indicated:

2011 Summary Compensation Table (1)

Name and Principal Position (2)	Year	Salary ($) (3)	Bonus ($) (3) (4)	Stock Awards ($) (5)	Option Awards ($)	Non Equity Incentive Plan Compensation ($) (3) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
Brian T. Moynihan Chief Executive Officer	2011	950,000	0	6,111,959	0	0	604,698	420,524	8,087,181
	2010	950,000	0	0	0	0	719,835	270,234	1,940,069
	2009	800,000	0	5,200,000	0	0	475,220	36,248	6,511,468
Bruce R. Thompson Chief Financial Officer	2011	850,000	4,350,000	5,841,816	0	0	34,810	37,420	11,114,046
	2010	800,000	1,500,000	8,802,637	0	234,158	36,623	63,645	11,437,063
Charles H. Noski Vice Chairman	2011	850,000	1,360,000	4,153,442	0	0	9,535	58,752	6,431,729
	2010	513,333	500,000	0	0	0	0	115,001	1,128,334
David C. Darnell Co-Chief Operating Officer	2011	850,000	2,850,000	4,491,114	0	0	204,879	37,420	8,433,413
Gary G. Lynch Global Chief of Legal, Compliance and Regulatory Relations	2011	405,930	2,610,000	4,238,865	0	0	0	22,410	7,277,205
Thomas K. Montag Co-Chief Operating Officer	2011	850,000	2,850,000	10,569,294	0	0	0	29,310	14,298,604
	2010	800,000	0	0	0	0	0	31,248	831,248
	2009	586,539	0	29,313,469	0	0	0	30,423	29,930,431

(1)	The SEC disclosure rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock and option awards granted during the year. Typically, we grant stock and option awards early in the year as part of total year-end compensation awards made for prior year performance. As a result, the amounts for stock and option awards generally appear in the Summary Compensation Table for the year after the performance year to which they relate, and therefore the 2011 Summary Compensation Table does not fully reflect the Compensation and Benefits Committee’s view of its pay-for-performance executive compensation program for a particular performance year. See the Compensation Discussion and Analysis for a discussion about how the Committee viewed its 2011 compensation decisions for the named executive officers.

(2)	The listed positions are those held as of December 31, 2011. Mr. Moynihan began his service as Chief Executive Officer effective January 1, 2010. Mr. Noski served as Chief Financial Officer between May 11, 2010 and June 28, 2011, after which he assumed the role of Vice Chairman and ceased to serve as an executive officer of our company. Mr. Thompson began his service as Chief Financial Officer effective June 29, 2011. Messrs. Darnell and Montag began their service as Co-Chief Operating Officers effective September 6, 2011. Prior to that time, Mr. Darnell was President, Global Commercial Banking and Mr. Montag was President, Global Banking and Markets. Mr. Lynch joined our company on July 11, 2011 as the Global Chief of Legal, Compliance and Regulatory Relations.

(3)	Includes any amounts deferred under our qualified and nonqualified 401(k) plans. See “Nonqualified Deferred Compensation” on page 43.

(4)

For 2011, amounts reflect annual cash incentive awards received by the named executive officers for performance during 2011, and additionally include (i) a cash retention payment of $1,500,000 for Mr. Thompson under his Retention Award Letter Agreement dated January 26, 2009, and (ii) a signing bonus of $150,000 for Mr. Lynch under his offer letter dated April 14, 2011. For 2010, amounts reflect (i) the signing bonus Mr. Noski received under his offer letter dated April 13, 2010, and (ii) a cash retention payment Mr. Thompson received under his Retention Award Letter Agreement dated January 26, 2009.

(5)	Amounts shown are the aggregate grant date fair value of restricted stock awards, performance contingent restricted stock units (PRSUs), cash-settled restricted stock units (CRSUs) and, for 2009, stock salary awards, granted in the year indicated. Grants of restricted stock (including PRSUs but not CRSUs or stock salary) include the right to receive cash dividends only if and when the underlying award becomes vested. The table below shows the total grant date fair value and number of CRSUs, PRSUs or, in the case of Mr. Lynch, time-vesting restricted stock units, granted to the named executive officers in 2011 included in the “Stock Awards” column.

2011 Stock Awards

	Cash-Settled Restricted Stock Units		Performance Contingent Restricted Stock Units (Target)		Time-Vesting Restricted Stock Units		Total
Name	($)	(#)	($)	(#)	($)	(#)	($)
Brian T. Moynihan	0	0	6,111,959	413,809	0	0	6,111,959
Bruce R. Thompson	911,737	61,729	4,930,079	333,790	0	0	5,841,816
Charles H. Noski	911,737	61,729	3,241,705	219,479	0	0	4,153,442
David C. Darnell	911,737	61,729	3,579,377	242,341	0	0	4,491,114
Gary G. Lynch	0	0	0	0	4,238,865	415,168	4,238,865
Thomas K. Montag	911,737	61,729	9,657,557	653,863	0	0	10,569,294

In general, the grant date fair value is based on the closing price of our common stock on the applicable grant date. For the PRSUs granted in 2011, we have assumed two-thirds of the PRSUs granted would vest as the probable outcome for purposes of determining the grant date fair value. The amount shown for the PRSU awards is the grant date fair value calculated by multiplying two-thirds of the number of PRSUs granted to each named executive officer by the closing price of our common stock on the grant date. However, for the stock salary awards made in 2009, the grant date fair value was the expensed amount used to determine the number of vested stock units granted. See “Grants of Plan-Based Awards” on page 36 for a description of the CRSUs, PRSUs and time-vesting restricted stock units granted in 2011, and see “Nonqualified Deferred Compensation” on page 43 for a description of the 2009 stock salary awards.

The PRSUs are subject to adjustment upward or downward (to zero) depending on the achievement of performance goals based on our return on assets measured each quarter based on the prior 12-month period. Assuming our company’s performance results in the maximum number of PRSUs vesting, the maximum number of PRSUs and related grant date fair value that each named executive officer would be entitled to receive is shown in the table below.

Name	Maximum PRSUs
	($)	(#)
Brian T. Moynihan	9,167,946	620,714
Bruce R. Thompson	7,395,132	500,686
Charles H. Noski	4,862,565	329,219
David C. Darnell	5,369,072	363,512
Gary G. Lynch	0	0
Thomas K. Montag	14,486,357	980,796

The amount for 2009 for Mr. Montag includes (i) $20,000,008, which is the grant date fair value of a restricted stock award granted in January 2009 and required by a contractual commitment entered into by Merrill Lynch in May 2008 in connection with hiring Mr. Montag, well before the Bank of America acquisition of Merrill Lynch, plus (ii) $9,313,461, which is the grant date fair value of stock salary awards made in November and December of 2009.

(6)	For Mr. Thompson, the amount for 2010 includes the portion of a 2009 long-term cash award that was paid upon vesting during 2010 plus the unpaid balance of the award as of the date during 2010 that Mr. Thompson met the eligibility requirements for Rule of 60 treatment under the award. See “Nonqualified Deferred Compensation” on page 43.

(7)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

Name	Change in Pension Value ($)	Above-Market Earnings on Nonqualified Deferred Compensation ($)
Brian T. Moynihan	568,987	35,711
Bruce R. Thompson	34,810	0
Charles H. Noski	9,535	0
David C. Darnell	204,879	0
Gary G. Lynch	0	0
Thomas K. Montag	0	0

The “Change in Pension Value” equals the change in the actuarial present value of all pension benefits from December 31, 2010 to December 31, 2011. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 40.

Consistent with our pay-for-performance philosophy, the named executive officers are not accruing significant additional pension benefits. This is because pension benefits accrue on no more than the first $250,000 of compensation.

For Mr. Moynihan and Mr. Darnell, the amounts listed above under “Change in Pension Value” result primarily because those two named executive officers have frozen annuity benefits under prior supplemental executive retirement plans. These frozen benefits are an annual annuity payment beginning at age 60. The amount of this annuity payment has been unchanged for each of these two named executive officers since the applicable freeze date. However, the lump sum value of the frozen annuity amount will increase each year based on the passage of time (i.e., the time-value of money) because the named executive officer is one year closer to his retirement age when payment of the annuity is scheduled to commence.

The above-market earnings on nonqualified deferred compensation result from Mr. Moynihan’s participation in a legacy FleetBoston deferred compensation plan that includes a 12% annual interest crediting rate for certain prior year deferrals. See “Nonqualified Deferred Compensation” on page 43.

(8)	The following table lists all amounts included in the “All Other Compensation” column for each named executive officer in 2011:

2011 All Other Compensation Table

Name	Benefit, Tax & Financial Advisory Services ($)	Use of Corporate Aircraft ($)	Matching & Other Employer Contributions ($)	Relocation Tax Gross Up ($)	Secured Parking ($)	Total ($)
Brian T. Moynihan	22,410	385,614	12,500	0	0	420,524
Bruce R. Thompson	22,410	0	12,250	0	2,760	37,420
Charles H. Noski	22,410	30,299	2,356	2,537	1,150	58,752
David C. Darnell	22,410	0	12,250	0	2,760	37,420
Gary G. Lynch	22,410	0	0	0	0	22,410
Thomas K. Montag	22,410	0	6,900	0	0	29,310

For certain of the amounts reported in this table, the incremental cost to us in providing the benefits differs from the out-of-pocket cost and is determined as follows:

Benefit	Determination of Incremental Cost
Benefit, Tax & Financial Advisory Services	Determined using a method that takes into account our actual direct expenses (such as rent, compensation and benefits and travel) paid with respect to our employees who provide benefit, tax and financial advisory services to our executive officers and other eligible executives.
Use of Corporate Aircraft	For corporate-owned or leased aircraft, determined using a method that takes into account all variable costs such as landing fees, aircraft fuel expense and plane repositioning costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries and the acquisition costs of corporate-owned or leased aircraft. For aircraft provided by a third party vendor, determined using a method that takes into account the contracted per-hour costs, fuel charges, segment fees and taxes, as well as a proportional share of the monthly management fee and insurance costs.
Secured Parking	Determined based upon the monthly rental that we charge to third parties for parking in the same corporate-owned parking structure.

All use of our corporate aircraft by our named executive officers in 2011 was consistent with our Expenditures Policy. The amounts shown for Messrs. Moynihan and Noski for use of corporate aircraft reflect the aggregate incremental cost to our company for elements of business and/or business development related flights. While we generally do not consider such amounts as compensation to these named executive officers, SEC disclosure rules require that we include in the Summary Compensation Table the value of certain flights or portions of certain flights as a perquisite. Under his aircraft time sharing agreement, during 2011 Mr. Moynihan reimbursed our company for the incremental cost of certain other flights on our corporate aircraft.

The table does not include any amounts for personal benefits provided to our named executive officers for which we believe there is no aggregate incremental cost to us, including use of corporate-owned or leased apartments and vehicles.

Grants of Plan-Based Awards

The following table shows additional information regarding: (i) CRSUs and PRSUs granted to certain named executive officers in February 2011 that were awarded for performance during 2010; and (ii) a new hire restricted stock unit award granted to Mr. Lynch in July 2011 in connection with his offer letter dated April 14, 2011. The Compensation Discussion and Analysis includes information about equity-based awards granted in February 2012 for performance during 2011.

Grants of Plan-Based Awards in 2011

Name				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
	Award Type	Grant Date	Approval Date	Threshold (#)	Target (#)	Maximum (#)
Brian T. Moynihan	PRSU	2/15/2011	1/25/2011	206,905	413,809	620,714	—	6,111,959
Bruce R. Thompson	PRSU	2/15/2011	1/25/2011	166,896	333,790	500,686	—	4,930,079
	CRSU	2/15/2011	1/25/2011	—	—	—	61,729	911,737
Charles H. Noski	PRSU	2/15/2011	1/25/2011	109,740	219,479	329,219	—	3,241,705
	CRSU	2/15/2011	1/25/2011	—	—	—	61,729	911,737
David C. Darnell	PRSU	2/15/2011	1/25/2011	121,171	242,341	363,512	—	3,579,377
	CRSU	2/15/2011	1/25/2011	—	—	—	61,729	911,737
Gary G. Lynch	RSU	7/12/2011	2/23/2011	—	—	—	415,168	4,238,865
Thomas K. Montag	PRSU	2/15/2011	1/25/2011	326,933	653,863	980,796	—	9,657,557
	CRSU	2/15/2011	1/25/2011	—	—	—	61,729	911,737

(1)	The number of CRSUs and PRSUs granted in 2011 was calculated by dividing the original award value determined by the Compensation and Benefit Committee by the average closing price of our common stock for the 10-day period ending on, and including, the grant date. Because the grant date fair value is based on the closing price of our common stock on the grant date, the dollar amount of the grant date fair value will differ slightly from the original award value determined by the Compensation and Benefits Committee. For additional information about the applicable assumptions for determining the grant date fair value of restricted stock awards, see footnote 5 to the Summary Compensation Table.

The Compensation and Benefits Committee delivers annual incentive awards to selected executive officers under the terms of the stockholder-approved EIC Plan. Under this plan, our stockholders have authorized an award of up to 0.20% of our net income each year for each named executive officer that has been selected for participation in the plan by the Compensation and Benefits Committee during the first quarter of the performance year. This award may be delivered in any combination of cash or restricted stock as the Committee determines. This stockholder-approved formula acts as a maximum amount of annual incentive compensation that can be delivered to the covered named executive officers. Under the plan, though, the Committee can determine to award any amount below the maximum. For performance during 2011, all amounts awarded under the EIC Plan were in the form of cash incentive awards, as shown in the “Bonus” column in the Summary Compensation Table.

The following describes the material terms of the CRSUs and PRSUs granted to certain of our named executive officers in February 2011 for their performance in 2010, as well as a new hire restricted stock unit award granted to Mr. Lynch in July 2011:

Cash-Settled Restricted Stock Units (CRSUs)

•	These CRSU awards granted in 2011 vest and pay monthly in cash over 12 months from March 2011 through February 2012, based on the closing price of our common stock as of the 15th day of each month.

•

Any unpaid portion of the award is vested in full and immediately paid in case of termination of employment due to death or disability, and is forfeited for any other termination of employment during the vesting period.

•

Payment during the vesting period is also conditioned on compliance with covenants related to non-solicitation, detrimental conduct and compliance with anti-hedging/derivative transactions policies. Awards also are subject to recoupment (i) under our Incentive Compensation Recoupment Policy, (ii) in case of violation of covenants regarding detrimental conduct and anti-hedging/derivative transactions policies and (iii) under Section 954 of the Financial Reform Act and any policies we may adopt to implement those requirements.

Performance Contingent Restricted Stock Units (PRSUs)

•

For the PRSUs granted in 2011, the Committee established performance goals based on our return on assets measured each quarter based on the prior 12-month period. Each performance period is comprised of four calendar quarters and occurs on a rolling quarterly basis. The first performance period is the four calendar quarters ending December 31, 2011 and the last performance period is the four calendar quarters ending December 31, 2015. Return on assets for these awards means our “return on assets” as defined under the Stock Plan calculated for the applicable performance period in accordance with generally accepted accounting principles in effect as of January 1, 2011. The portion of the PRSUs earned for a performance period depends on the level of our return on assets for the performance period, as follows:

Return on Assets for the Performance Period	Percentage of PRSUs Earned
Less than 50 basis points	0%
50 basis points – Threshold	33-1/3%
65 basis points – Target	66-2/3%
80 basis points or higher – Maximum	100%

•

The percentage earned for performance between 50 basis points and 65 basis points or between 65 basis points and 80 basis points in any performance period will be interpolated on a straight-line basis. The number of PRSUs earned for a period will be offset by any PRSUs earned for any prior performance periods. Any portion of the PRSUs not earned in any performance period will be carried forward to each subsequent performance period. Any PRSUs not earned by December 31, 2015 will be canceled.

•

PRSUs earned for performance periods in a given calendar year are settled on March 1 of the following year. To the extent earned, PRSUs will be settled 40% in cash and 60% in shares. The earliest settlement date, however, for the stock-settled portion of the PRSUs will be March 1, 2014.

•

In order to encourage sustainable, long-term performance, payment of awards on the scheduled settlement date is specifically conditioned on our company or its lines of business remaining profitable during the calendar year preceding the vesting period. If a loss is determined to have occurred:

(A)	with respect to our company, for the Chief Executive Officer, Chief Financial Officer, or any Chief Executive Officer direct report who does not lead a line of business who is part of a key control function (such as audit, compliance, global human resources, legal, risk, etc.); or

(B)	with respect to our company or applicable line of business, for executive officers who lead a line of business,

then the executive officer’s accountability for such loss will be determined, taking into account such factors as (i) the magnitude of the loss (including positive or negative variance from plan), (ii) the executive officer’s degree of involvement (including such factors as the executive officer’s current or former leadership role with respect to our company or line of business, and the degree to which the executive officer was involved in decisions that are determined to have contributed to the loss), (iii) the executive officer’s performance and (iv) such other factors as deemed appropriate. The Committee, together with key control functions, will review losses and the executive officer’s accountability. The Committee will then make a final determination to either take no action or to cancel all or a portion of the part of the executive officer’s award otherwise payable as of the applicable settlement date. All such determinations will be final and binding.

The following chart shows the impact on vesting of the PRSUs in the event of termination of employment:

Reason for Termination	Impact on Vesting

Death	Full vesting; immediate payment

Disability	Continue to earn and pay per schedule, subject to return on assets performance and covenants (1)

Involuntary for cause (2)	Canceled

Involuntary without cause or voluntary	Canceled, unless eligible for Rule of 60

Rule of 60 (3)	Continue to earn and pay per schedule, provided the executive officer does not subsequently work for a competitive business and annually provides a written certification of compliance and subject to return on assets performance and covenants (1)

(1)	Covenants for vesting purposes are non-solicitation, detrimental conduct and compliance with anti-hedging/derivative transactions policies. Awards also are subject to recoupment (i) under our Incentive Compensation Recoupment Policy, (ii) in case of violation of covenants regarding detrimental conduct and anti-hedging/derivative transactions policies and (iii) under Section 954 of the Financial Reform Act and any policies we may adopt to implement those requirements.

(2)	For purposes of these awards, cause is generally defined as a termination of an employee’s employment if it occurs in conjunction with a determination that the employee has (i) committed an act of fraud or dishonesty in the course of his employment; (ii) been convicted of (or pleaded no contest with respect to) a crime constituting a felony; (iii) failed to perform his job function(s), which Bank of America views as being material to his position and the overall business of Bank of America and its subsidiaries under circumstances where such failure is detrimental to Bank of America or any subsidiary; (iv) materially breached any written policy applicable to employees of Bank of America and its subsidiaries including, but not limited to, the Bank of America Corporation Code of Ethics and General Policy on Insider Trading; or (v) made an unauthorized disclosure of any confidential or proprietary information of Bank of America or its subsidiaries or has committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

(3)	Rule of 60 is met when an employee has at least 10 years of vesting service under the pension plan in which he or she participates and his or her age and years of service add up to at least 60. Mr. Noski’s April 2010 offer letter provided that he will be treated as meeting any retirement provisions for equity awards, such as Rule of 60, if he resigns or is terminated without cause after attaining age 60. To receive this treatment, Mr. Noski must comply with all applicable covenants in the equity award agreements and provide our company with a general release of claims. Under his offer letter entered into with Merrill Lynch in 2008, Mr. Montag is deemed to meet any “career retirement” provisions for equity awards, such as Rule of 60, upon the third anniversary of his date of hire.

New Hire Restricted Stock Unit Award to Mr. Lynch (RSUs)

•

The award vests in installments over three years (that is, 169,105 units in February 2012, 166,988 units in February 2013 and 79,075 units in February 2014) and is payable, net of applicable taxes, in shares of our common stock.

•	Cash dividend equivalents are accrued and paid only if and when the underlying units become vested and payable.

•

Any unvested portion of the award is vested in full and immediately paid in case of termination of employment due to death. The award continues to become earned and payable according to the original vesting schedule in case of retirement on or after the second anniversary of his hire date or an involuntary termination of employment without cause at any time. In case of any other termination of employment, including voluntary termination of employment before the second anniversary of his hire date or an involuntary termination for cause at any time, the unvested portion of the award is forfeited. The definition of “cause” for this purpose is the same as described above for the PRSUs.

•

Payment during the vesting period is also conditioned on compliance with covenants related to non-solicitation, detrimental conduct and compliance with anti-hedging/derivative transactions policies. Awards also are subject to recoupment (i) under our Incentive Compensation Recoupment Policy, (ii) in case of violation of covenants regarding detrimental conduct and anti-hedging/derivative transactions policies and (iii) under Section 954 of the Financial Reform Act and any policies we may adopt to implement those requirements.

Year-End Equity Values and Equity Exercised or Vested

The following table shows certain information about unexercised options and unvested restricted stock at December 31, 2011:

Outstanding Equity Awards as of December 31, 2011

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested (#)		Market Value of Shares/Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares/Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares/Units of Stock That Have Not Vested ($) (1)
Brian T. Moynihan	200,000	—	46.68	2/1/2015	—		—	206,905	(2)	1,150,392
	180,000	—	44.36	2/15/2016	—		—	—		—
	200,000	—	53.85	2/15/2017	—		—	—		—
	166,667	—	42.70	2/15/2018	—		—	—		—
Bruce R. Thompson	15,557	—	46.68	2/1/2015	45,910	(3)	255,260	166,896	(2)	927,942
	21,000	—	44.36	2/15/2016	609,179	(4)	3,387,035	—		—
	24,500	—	53.85	2/15/2017	10,289	(5)	57,207	—		—
	81,900	—	42.70	2/15/2018	—		—	—		—
Charles H. Noski	—	—	—	—	10,289	(5)	57,207	109,740	(2)	610,154
David C. Darnell	150,000	—	30.68	2/1/2012	27,825	(3)	154,707	121,171	(2)	673,711
	150,000	—	35.02	2/3/2013	10,289	(5)	57,207	—		—
	120,000	—	40.78	2/2/2014	—		—	—		—
	105,000	—	46.68	2/1/2015	—		—	—		—
	105,000	—	44.36	2/15/2016	—		—	—		—
	105,000	—	53.85	2/15/2017	—		—	—		—
	78,750	—	42.70	2/15/2018	—		—	—		—
Gary R. Lynch	—	—	—	—	415,168	(6)	2,308,334	—		—
Thomas K. Montag	2,102,216	—	30.71	8/4/2018	465,224	(7)	2,586,645	326,933	(2)	1,817,747
	—	—	—	—	10,289	(5)	57,207	—		—

(1)	Value is based on the closing market value of our common stock on December 30, 2011, which was $5.56 per share.
(2)	These PRSUs granted in 2011 vest based on the attainment of pre-established performance goals over multiple performance periods, with the last performance period ending December 31, 2015. The number of PRSUs shown in the table above is based on achievement of threshold performance. See the description of the PRSUs and vesting terms following “Grants of Plan-Based Awards” beginning on page 36.
(3)	Award vested February 13, 2012.
(4)	Award is scheduled to vest February 12, 2013.
(5)	Half of these remaining CRSUs vested and were paid on each of January 15 and February 15, 2012.
(6)	These restricted stock units vest as follows: 169,105 units vested on February 1, 2012, 166,988 units are scheduled to vest on February 1, 2013 and 79,075 units are scheduled to vest on February 1, 2014.
(7)	Award vested January 2, 2012.

The following table shows information regarding the value of options exercised and restricted stock vested during 2011:

Options Exercised and Stock Vested in 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Brian T. Moynihan	0	0	47,597	703,008
Bruce R. Thompson	0	0	144,959	1,853,906
Charles H. Noski	0	0	51,440	472,631
David C. Darnell	0	0	87,640	1,007,305
Gary G. Lynch	0	0	0	0
Thomas K. Montag	0	0	814,480	10,639,672

(1)	Includes 51,440 CRSUs for each of Messrs. Thompson, Noski, Darnell and Montag which were settled and paid in cash during 2011.

(2)	Value represents the number of shares or units that vested multiplied by the closing market value of our common stock on the applicable vesting date.

Pension Benefits

The following table provides information regarding the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note 19—Employee Benefit Plans to the Consolidated Financial Statements for the 2011 fiscal year included in our 2011 Form 10-K.

Pension Benefits in 2011

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Brian T. Moynihan	Fleet Legacy Pension Plan	18.75		224,914	0
	RIAP	18.75		166,998	0
	Fleet SERP (frozen)	12.75	(1)	6,415,964	0
Bruce R. Thompson	Bank of America Pension Plan	15.42		185,989	0
	Pension Restoration Plan	15.42		660,265	0
Charles H. Noski	Bank of America Pension Plan	1.67		9,338	0
	Pension Restoration Plan	1.67		197	0
David C. Darnell	Bank of America Pension Plan	32.50		350,989	0
	Pension Restoration Plan	32.50		646,323	0
	Bank of America SERP (frozen)	15.00	(1)	4,494,800	0
Gary G. Lynch (2)	Bank of America Pension Plan	0.00		0	0
	Pension Restoration Plan	0.00		0	0
Thomas K. Montag (3)	N/A	—		—	—

(1)

For Mr. Moynihan and Mr. Darnell, respectively, the named executive officer’s years of credited service under the Fleet SERP and the Bank of America SERP (as applicable) is lower than his years of credited service under the other pension plans and his actual service with us because the SERPs are frozen plans. Mr. Moynihan requested that his participation in the Fleet SERP be frozen effective December 31, 2005; therefore, his years of credited service under the Fleet SERP reflect his service through December 31, 2005. Similarly, the Bank of America SERP was frozen effective December 31, 2002, and therefore Mr. Darnell’s years of credited service under the Bank of America SERP reflect his service through December 31, 2002. In addition, the Bank of America SERP did not take into account more than 15 years of service in its benefit formula before it was frozen, and that limit is also reflected in the table.

(2)	No amount is shown for Mr. Lynch because he had not met the eligibility requirements for participation in the Bank of America Pension Plan and Pension Restoration Plan as of December 31, 2011.

(3)	Mr. Montag does not participate in any tax-qualified pension plans or restoration or supplemental retirement plans.

The following describes the material features of the pension plans presented in the table.

Qualified Pension Plans. We sponsor the Bank of America Pension Plan, a tax-qualified cash balance pension plan which is available to nearly all of our employees (subject to certain minimum service requirements), other than employees who are covered by The Bank of America Pension Plan for Legacy Companies (Legacy Companies Plan) or employees who work in business units not covered by a pension plan. The named executive officers participate in the Bank of America Pension Plan, other than (i) Mr. Moynihan, who participates in the Bank of America Pension Plan for Legacy Fleet, which is a component document of the Legacy Companies Plan (Legacy Fleet Pension Plan), (ii) Mr. Lynch, who is not yet eligible to participate in a tax-qualified pension plan and (iii) Mr. Montag, who does not participate in a tax-qualified pension plan.

Both the Bank of America Pension Plan and the Legacy Fleet Pension Plan generally express benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: (i) “compensation credits” and (ii) “investment/interest credits” (for the Bank of America Pension Plan) or “interest credits” (for the Legacy Fleet Pension Plan).

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus under the Bank of America Pension Plan and salary only for Mr. Moynihan under the Legacy Fleet Pension Plan. Compensation for this purpose is subject to the compensation limit applicable to tax-qualified plans ($245,000 for 2011). The applicable compensation credit percentage ranges between 4% and 6% under the Bank of America Pension Plan and between 3% and 7.5% (or between 6% and 15% for eligible compensation in excess of the Social Security wage base) under the Legacy Fleet Pension Plan, in each case determined by a schedule based on years of service and age measured at certain points in time.

The amount of “investment/interest credits” under the Bank of America Pension Plan depends on when the related compensation credits were made. Compensation credits made before 2008 receive “investment credits” based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures, which correspond to the investment funds available under the Bank of America 401(k) Plan. Compensation credits made after 2007 receive “interest credits” equal to the yield of the 10-year U.S. Treasury Note. All compensation credits made under the Legacy Fleet Pension Plan receive “interest credits,” based on the yield of the 1-year Treasury Bill, subject to a minimum annual rate of 3.25%.

Under either plan, at termination of employment after having completed at least three years of service, a participant is eligible to receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

Both plans also include certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the plans and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits under the Bank of America Pension Plan guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plan. The named executive officers participate in the Bank of America Pension Restoration Plan (Pension Restoration Plan) other than (i) Mr. Moynihan, who participates in the Retirement Income Assurance Plan for Legacy Fleet (RIAP), (ii) Mr. Lynch, who is not yet eligible to participate in the Bank of America Pension Plan and (iii) Mr. Montag, who does not participate in a comparable plan.

Both the Pension Restoration Plan and the RIAP are nonqualified deferred compensation plans that provide “make up” benefits for participants in the Bank of America Pension Plan or the Legacy Fleet Pension Plan (as applicable) whose plan benefits are reduced due to limits applicable to tax-qualified plans or due to participation in other nonqualified deferred compensation plans. However, since 2005, no benefits are accrued on a combined basis under the Bank of America Pension Plan and the Pension Restoration Plan, or under the Legacy Fleet Pension Plan and the RIAP, on any compensation for the year in excess of $250,000.

Under either plan, at termination of employment after having completed at least three years of service, a participant is eligible to receive the amount then credited to the participant’s Pension Restoration Plan or RIAP account, as applicable. As part of a design change to satisfy new federal tax laws affecting nonqualified deferred compensation plans, participants in the Pension Restoration Plan were given a one-time opportunity during 2006 to elect the form of payment as either a lump sum or annual installments over a period of up to 10 years, and were also allowed to elect the timing of payment to be either the year following termination of employment or any later year, not to exceed the year in which the participant reaches age 75. Participants in the RIAP with a benefit earned or vested after December 31, 2004 also were given a similar one-time opportunity during 2006 to elect the form and timing of payment of RIAP benefits earned and vested after December 31, 2004. Participants may make a separate payment election for RIAP benefits earned and vested on or before December 31, 2004 based on the provisions of the RIAP in effect on December 31, 2004. Pension Restoration Plan and RIAP participants may change their payment elections in limited circumstances.

Frozen SERPs. At Mr. Moynihan’s request, we froze his participation in the Fleet SERP effective December 31, 2005. Mr. Darnell participates in the Bank of America SERP, which was frozen effective December 31, 2002. As a result, no further benefits accrue under either SERP for these named executive officers.

Prior to being frozen, each SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the applicable tax-qualified pension plan and pension restoration plan and, in the case of the Bank of America SERP, offset by Social Security.

The frozen Fleet SERP benefits are expressed as an annual joint and 75% survivor annuity commencing at age 60, and the frozen Bank of America SERP benefits for Mr. Darnell are expressed as an annual joint and 66-2/3% survivor annuity commencing at age 60. The frozen annuity benefit is actuarially reduced for commencement prior to age 60 or actuarially increased for commencement after age 60. At the time his benefit was frozen, Mr. Moynihan elected to receive an actuarially equivalent lump sum payment of his plan benefits. Mr. Darnell may elect from actuarially equivalent lump sum and installment payment options in advance of his retirement in accordance with the terms of the Bank of America SERP. Actuarial equivalency under the Fleet SERP is based on the actuarial assumptions that were in effect under the Legacy Fleet Pension Plan for 2005, the year that SERP was frozen. Likewise, actuarial equivalency under the Bank of America SERP is based on the actuarial assumptions that were in effect under the Bank of America Pension Plan for 2002, the year that SERP was frozen.

Nonqualified Deferred Compensation

The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans:

Nonqualified Deferred Compensation in 2011

Name	Plan Name	Executive Contributions in 2011 ($) (1)	Registrant Contributions in 2011 ($) (2)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2011 ($) (3)
Brian T. Moynihan	401(k) Restoration Plan	7,143	250	890	0	218,014
	ESP	0	0	(8,729)	0	302,299
	Fleet Deferred Compensation Plan	0	0	97,172	0	906,940
	Stock Salary Award	0	0	(1,288,990)	1,199,926	688,806
Bruce R. Thompson	401(k) Restoration Plan	0	0	75,818	0	2,601,437
	Long Term Cash Award	0	0	0	346,075	346,077
Charles H. Noski	401(k) Restoration Plan	0	0	0	0	0
David C. Darnell	401(k) Restoration Plan	0	0	253,561	0	6,376,838
	Long Term Cash Award	0	0	0	78,053	78,053
	Stock Salary Award	0	0	(1,041,089)	969,185	556,328
Gary G. Lynch	401(k) Restoration Plan	0	0	0	0	0
Thomas K. Montag	Stock Salary Award	0	0	(2,252,703)	2,097,319	1,203,740

(1)	Amounts in this column represent named executive officer elective deferrals credited during 2011 under the Bank of America 401(k) Restoration Plan, comprised of the deferred portion of base salary otherwise payable in 2011.

(2)	Amounts in this column represent matching contributions credited during 2012 under the Bank of America 401(k) Restoration Plan, which were determined based on 2011 deferrals.

(3)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Name	Amount of 2011 Contributions and Earnings Reported As Compensation in 2011 Summary Compensation Table	Amounts in “Aggregate Balance at December 31, 2011” Column Reported As Compensation in Summary Compensation Tables for Prior Years
Brian T. Moynihan	43,104	5,583,423
Bruce R. Thompson	0	250
Charles H. Noski	0	0
David C. Darnell	0	0
Gary G. Lynch	0	0
Thomas K. Montag	0	9,313,461

The amounts in the table above for Messrs. Moynihan and Montag include stock salary deferred based on the original value previously reported as compensation and do not reflect earnings, losses or distributions.

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

Stock Salary. Certain of the named executive officers received stock salary awards during 2009. These awards were granted in connection with our participation in the Troubled Asset Relief Program (TARP) during 2009 in accordance with Treasury Department regulations and determinations by the Office of the Special Master of TARP Executive Compensation. The material terms of the awards are as follows:

•	The awards were vested upon grant.

•

The awards were payable in 36 monthly installments beginning January 2011, provided that payments would be accelerated by 12 months upon repayment of our TARP financing. As a result of our repayment of all TARP financing in December 2009, the payment schedule was accelerated to 36 monthly installments beginning January 2010.

•	The awards do not receive any dividends or dividend equivalents.

•

Payments are made in cash based on the closing price of our common stock on the last business day of each month during the payment period. Section 16 filings are made with the SEC on a monthly basis upon settlement of these units in cash because the value of these stock salary awards is linked to the value of our common stock.

•

Although vested, payments are not accelerated for termination of employment (except for death) and are subject to forfeiture (in whole or in part) in case of termination for cause or violation of certain covenants regarding detrimental conduct, solicitation and violation of anti-hedging or derivative transaction policies.

•

We retain the right to reduce or recover from the stock salary any losses if it is determined that a named executive officer engaged in certain detrimental conduct or engaged in certain hedging or derivative transactions involving our common stock.

•	The awards also specifically provide that they are subject to the Incentive Compensation Recoupment Policy and the recoupment requirements under TARP.

401(k) Restoration Plan. The named executive officers, other than Mr. Montag, are eligible to participate in the Bank of America 401(k) Restoration Plan (401(k) Restoration Plan). Messrs. Lynch and Noski did not participate in the 401(k) Restoration Plan for 2011. Mr. Montag does not participate in a comparable plan.

The 401(k) Restoration Plan is available to certain employees with annual salary or total cash compensation in excess of the compensation limit applicable to tax-qualified plans (for participation in 2011, this was $245,000). The 401(k) Restoration Plan is a nonqualified retirement savings plan that provides “make up” benefits for participants in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Companies (401(k) Plans) whose contributions are adversely affected due to limits applicable to tax-qualified plans.

Under the plan, participants may defer up to 30% of base salary after reaching the 401(k) Plans’ limits and up to 90% of commissions and most cash incentives. Participants who have completed at least 12 months of service are also eligible for a matching contribution. We match 100% of the first 5% of participant deferrals. However, no matching contributions are made on a combined basis under the 401(k) Plans and the 401(k) Restoration Plan on any compensation for the year in excess of $250,000, resulting in a maximum matching contribution on a combined basis of $12,500.

Accounts under the 401(k) Restoration Plan are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. These investment choices are the same investment choices available under the 401(k) Plans. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans.

When participants make their deferral elections for a year, they also elect how those deferrals will ultimately be paid. Participants may elect a lump sum or installments of up to 10 years, and the timing may be the year following termination of employment or any other year, before or after termination of employment, as specified by the participant, but not beyond the year the participant turns age 75. As a result, planned in-service distributions are available. A separate distribution election is made for matching contributions, but payment for these amounts cannot begin before termination of employment. Changes to payment elections are permitted in limited circumstances. Participants may also request unplanned in-service distributions in limited emergency situations.

FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 (Fleet Deferred Compensation Plan), which is a nonqualified retirement savings plan intended to provide eligible employees with the ability to defer receipt of certain types of compensation. Mr. Moynihan deferred incentive awards under this plan during the period from 1994 to 1997. No deferrals have been permitted under this plan since 2002.

Deferrals made under the plan before 1998 are credited with interest at an annual rate of 12%. Under the terms of the plan, as a result of the FleetBoston acquisition, we cannot amend the plan to change this rate. Deferrals made under the plan between 1998 and 2001 are credited with interest at an annual rate of 4% and deferrals made under the plan in 2002 receive interest based on the return for 1 year T-bills.

Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants were able to schedule an in-service payment at the time deferral elections were originally made. Participants may also request unplanned in-service distributions in limited emergency situations and in-service withdrawals in the absence of hardship also are permitted subject to a withdrawal penalty.

FleetBoston Financial Corporation Executive Supplemental Plan. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Supplemental Plan (ESP). Similar to the 401(k) Restoration Plan, the ESP provided “make up” benefits for certain participants in The Bank of America 401(k) Plan for Legacy Companies whose contributions were adversely affected due to limits applicable to tax-qualified plans. However, no contributions have been made to the ESP since December 31, 2004.

Accounts under the ESP are adjusted for investment gains and losses based on the performance of four hypothetical investment choices selected by the participant. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans. Investment returns in 2011 for the following investment choices were: Columbia Core Bond Fund, 7.25%; Columbia Large Cap Growth Fund, (2.83)%; Invesco Van Kampen Equity & Income Fund, (1.23)%; and Stable Value Fund, 3.03%. Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. However, participants younger than age 55 may not elect installments. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants may also request unplanned in-service distributions in limited emergency situations.

Long-Term Cash Award. Mr. Thompson received a long-term cash award in February 2009 related to performance during 2008 under a program applicable below the executive officer level. This award provides payment of a stated cash amount not linked to the value of our common stock in three annual installments on the first, second and third anniversaries of the grant date. Interest was taken into account when the stated cash amount was initially determined, and no additional interest accrues on the award during the three-year payment period.

Generally, the executive must remain employed through each scheduled payment date to receive payment, and a voluntary termination by the executive or termination by our company for cause prior to the scheduled payment date results in forfeiture. However, for an executive who meets the Rule of 60 (see “Potential Payments Upon Termination or Change in Control” below for a definition of “Rule of 60”), the award continues to vest if the executive complies with certain covenants, does not go to work for a competitive business during the original payment period, and annually provides us with a written certification that he or she is in compliance with this requirement. For SEC disclosure rule purposes, we treat these long-term cash awards as “vested” and report the amounts as earned in the Summary Compensation Table as of the date the executive is eligible for Rule of 60 treatment, and therefore the portion of the award payable after that date is reported in the table above as nonqualified deferred compensation. Mr. Thompson met the eligibility requirements for Rule of 60 treatment during 2010.

Potential Payments Upon Termination or Change in Control

We do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change in control. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

Our equity awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions for awards granted in 2011 are described in more detail under “Grants of Plan-Based Awards,” and those details can be found for awards granted in prior years in our prior proxy statements. In general, our awards for performance year 2009 and later include the following rules that allow for a continued opportunity to vest in the award per the original vesting schedule after certain types of termination of employment:

•

If the executive resigns or is terminated without cause after meeting the “Rule of 60,” the award continues to vest if the executive complies with certain covenants, does not go to work for a competitive business during the original vesting period and annually provides us with a written certification that he or she is in compliance with this requirement. Rule of 60 is met when an employee has at least 10 years of service and his or her age and years of service add up to at least 60. Currently, each of the named executive officers, other than Messrs. Lynch and Noski, meets the Rule of 60. In accordance with their respective offer letters, Mr. Lynch qualifies for the equivalent of Rule of 60 treatment for any outstanding equity awards at the second anniversary of his hire date and Mr. Noski qualifies for such treatment beginning at age 60. To receive this treatment under their respective offer letters, each executive must comply with all applicable covenants in the equity award agreements and provide our company with a general release of claims.

•

If the executive is terminated without cause in connection with a workforce reduction or divestiture, the award continues to vest if the executive complies with certain covenants and executes any required release of claims, but non-competition provisions do not apply.

•

In both cases above, the awards remain subject to the performance-based clawback, and as a result may be canceled in whole or in part if losses occur during the vesting period. The awards also remain subject to cancellation or recovery if the executive is found to have engaged in detrimental conduct.

Under Mr. Montag’s 2008 offer letter with Merrill Lynch, his equity awards must continue to vest per the vesting schedule, subject to any conditions in the applicable award agreements (other than a non-compete) for any involuntary termination without cause or resignation for “good reason.” No additional cash severance payments are due under his offer letter. See the chart below for additional detail on the definition of “good reason” under his agreement.

For equity awards granted before April 2010, the terms of our Stock Plan provided for “single trigger” full vesting upon a change in control. Our Stock Plan was amended and approved by our stockholders at our 2010 annual meeting. For awards granted under the amended Stock Plan after April 2010, “single trigger” vesting no longer applies. Instead, the awards are designed to either vest in full or continue to vest per schedule in case of a termination of employment without cause or with good reason within two years after a change in control – often referred to as “double trigger” vesting.

The following chart shows the value of equity awards that would have become vested or forfeited, or that could have continued to vest subject to the non-compete or compliance with covenants, as applicable, for a termination of employment and/or a change in control as of December 31, 2011. For this purpose, restricted stock was valued at our closing price as of December 31, 2011, and stock options were valued as the difference between our closing price as of that date and the applicable exercise price of the stock options. On this basis, as of December 31, 2011 all of the unvested stock options had a value of $0. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the time during the year of any such event and the price of our common stock.

Potential Payments Upon Termination or Change in Control as of December 31, 2011

Name	For Cause	Death	Disability		Workforce Reduction / Divestiture
	Forfeit ($)	Immediate Vesting ($)	Fully Vested ($)	Pay per Schedule, Subject to Conditions ($) (1)	Fully Vested ($)	Pay per Schedule, Subject to Conditions ($) (1)	Forfeit ($)
Brian T. Moynihan	3,451,170	3,451,170	0	3,451,170	0	3,451,170	0
Bruce R. Thompson	6,829,393	6,829,393	658,543	6,170,850	601,337	6,170,849	57,207
Charles H. Noski	1,887,664	1,887,664	57,207	1,830,457	0	0	1,887,664
David C. Darnell	2,311,094	2,311,094	289,967	2,021,127	232,760	2,021,127	57,207
Gary G. Lynch	5,908,842	5,908,842	0	5,908,842	0	5,908,842	0
Thomas K. Montag (2)	8,097,078	8,097,078	2,643,852	5,453,226	2,586,645	5,453,226	57,207

Name	Any Other Involuntary Termination Without Cause			Voluntary Termination		Upon Change in Control (3)
	Fully Vested ($)	Pay per Schedule, Subject to Conditions ($) (1)	Forfeit ($)	Pay per Schedule, Subject to Conditions ($) (1)	Forfeit ($)	Single Trigger – Immediate Vesting ($)	Double Trigger – Immediate or Continued Vesting ($)	No Impact, Vest per Schedule ($)
Brian T. Moynihan	0	3,451,170	0	3,451,170	0	0	3,451,170	0
Bruce R. Thompson	346,077	6,426,109	57,207	6,504,162	325,231	3,642,295	2,783,814	403,284
Charles H. Noski	0	0	1,887,664	0	1,887,664	0	1,830,457	57,207
David C. Darnell	78,053	2,175,834	57,207	2,253,887	57,207	154,707	2,021,127	135,260
Gary G. Lynch	0	5,908,842	0	0	5,908,842	0	5,908,842	0
Thomas K. Montag (2)	2,586,645	5,453,226	57,207	8,039,871	57,207	2,586,645	5,453,226	57,207

(1)	For awards granted for performance year 2008 included in this chart, the conditions to continued vesting per schedule generally relate to “Rule of 60” treatment, as described above. Beginning with awards granted for performance year 2009, the conditions to continued vesting include (i) compliance with covenants regarding non-solicitation, detrimental conduct and compliance with anti-hedging/derivative transactions policies and (ii) the performance-based clawback described above, and for “Any Other Involuntary Termination Without Cause” and “Voluntary Termination” also include the “Rule of 60” conditions described above. The table includes, where applicable, the value of PRSUs assuming the maximum number of units are earned, although actual payout is dependent upon the future achievement of specified return on assets goals (except in case of death or termination following double-trigger change in control).

(2)	Mr. Montag’s 2008 offer letter defines cause as (i) his engagement in (A) willful misconduct resulting in material harm to our company or (B) gross negligence in connection with the performance of his duties; or (ii) his conviction of, or plea of nolo contendere to, a felony or any other crime involving fraud, financial misconduct or misappropriation of company assets, or that would disqualify him from employment in the securities industry (other than a temporary disqualification). For Mr. Montag, “Any Other Involuntary Termination Without Cause” includes a resignation by him for “good reason” under his 2008 employment agreement, defined as a resignation following: (i) a meaningful and detrimental alteration in the nature of the executive’s responsibilities or authority, (ii) the executive’s reporting to an executive other than the CEO of Merrill Lynch & Co., Inc. during the three-year period beginning on August 4, 2008, or (iii) a material reduction in the executive’s total annual compensation that is not experienced generally by similarly situated employees.

(3)

For awards with double-trigger vesting provisions, the award vests in connection with a change in control only if, within two years following the change in control, the executive’s employment is terminated by the company without “cause” or by the executive for “good reason.” The award may either vest immediately upon such termination of employment or continue to vest per schedule, depending on the terms of the applicable award agreement. The definition of “cause” is described in more detail under “Grants of Plan-Based Awards.” The definition of “good reason” for this purpose means (i) a material diminution in the executive’s responsibility, authority or duty, (ii) a material reduction in the executive’s base salary (with certain exceptions) or (iii) a relocation greater than 50 miles. Certain notice and cure requirements apply in order to claim “good reason.”

Following termination of employment, our named executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate to the extent vested. The value of those benefits as of December 31, 2011 is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.” (Please note that the “Nonqualified Deferred Compensation Table” includes the value of stock salary awards.) There are no special or enhanced benefits under those plans for our named executive officers, and all of our named executive officers, except for Mr. Noski, are fully vested in those benefits. However, under the Bank of America Pension Plan and Pension Restoration Plan, participants can become fully vested in their benefits prior to completion of three years of service in case of death, disability or termination due to workforce reduction, realignment or similar measure.

We make benefit, tax and financial advisory services available to our executive officers during their employment with us. This benefit continues through the end of the year in which they cease employment, including preparation of that year’s tax return. However, in the case of a termination for cause, the benefit stops immediately.

Bank of America employees who retire and meet the Rule of 60 have access to continued coverage under our group health plan, but the employee generally must pay for the full cost of that coverage on an after-tax basis without any employer subsidy. Under an agreement entered into with Merrill Lynch, Mr. Montag will be able to access non-subsidized retiree medical coverage if he retires before attaining the Rule of 60, so long as he does not work for or accept another position with a competitor.

An employee who is a former NationsBank employee and who was hired before January 1, 2000 is eligible for an annual supplement to help cover the cost of retiree medical benefits if he or she meets the “Rule of 75” at termination. The amount of this supplement equals $30 per year of service. An employee meets the Rule of 75 if he or she retires after age 50, with at least 15 years of vesting service under our pension plan, and with a combined age and years of service of 75 or more. As of the end of the last fiscal year, the only named executive officer eligible for these benefits is Mr. Darnell. The amount of the annual retiree medical benefit supplement for Mr. Darnell based on his years of service through December 31, 2011 is $960. This supplement continues at a 50% rate for the life of the surviving spouse.

Also, all eligible employees hired before January 1, 2006 who meet the Rule of 75 when they terminate receive $5,000 of retiree life insurance coverage. As of the end of the last fiscal year, only Mr. Darnell would have qualified for this benefit.

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

Our voting securities are our common stock, Series B Preferred Stock and Series 1-8 Preferred Stock. The following table shows the number of shares of our common stock beneficially owned as of March 14, 2012 by (i) each director, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of any class of our voting securities (as determined under SEC rules). As of that date, none of our directors and executive officers owned any shares of any class of our equity securities, other than as reported in the table below. Each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock. Unless otherwise noted, all shares of our common stock are subject to the sole voting and investment power of the directors and executive officers.

Name	Beneficial Ownership
	Shares and Restricted Shares	Options/ Warrants Exercisable within 60 days of 3/14/2012	Total Beneficial Ownership	Stock Units (1) (2)	Total
Mukesh D. Ambani	14,896	—	14,896	—	14,896
Susan S. Bies	83,043	—	83,043	—	83,043
Frank P. Bramble, Sr.	111,680	—	111,680	53,060	164,740
Virgis W. Colbert	52,556	—	52,556	9,064	61,620
David C. Darnell	159,027	663,750	822,777	981,367	1,804,144
Charles K. Gifford (3)	313,489	—	313,489	62,498	375,987
Charles O. Holliday, Jr.	81,833	—	81,833	—	81,833
D. Paul Jones, Jr.	76,843	—	76,843	—	76,843
Monica C. Lozano	3,000	—	3,000	53,614	56,614
Gary G. Lynch	91,198	—	91,198	710,214	801,412
Thomas J. May (4)	34,503	—	34,503	100,646	135,149
Thomas K. Montag (5)	1,532,849	2,102,216	3,635,065	2,191,366	5,826,431
Brian T. Moynihan	485,987	746,667	1,232,654	1,477,026	2,709,680
Charles H. Noski	21,000	—	21,000	585,823	606,823
Donald E. Powell (6)	88,150	—	88,150	26,367	114,517
Charles O. Rossotti	39,929	—	39,929	72,600	112,529
Robert W. Scully (7)	130,216	—	130,216	—	130,216
Bruce R. Thompson	275,069	142,957	418,026	1,902,319	2,320,345
All directors and executive officers as a group (20 persons) (8)	3,815,913	3,717,890	7,533,803	9,221,441	16,755,244
Warren E. Buffett/ Berkshire Hathaway Inc. (9)	—	700,000,000	700,000,000	—	700,000,000

(1)	For non-management directors, includes stock units credited to their accounts pursuant to deferrals made under the terms of the Director Deferral Plan. These stock units are not considered beneficially owned under SEC rules. Each unit has a value equal to the fair market value of a share of our common stock. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement if vested at that time. For Mr. Rossotti, also includes 6,206 stock units payable in cash held under the Merrill Lynch Non-Employee Fee Deferral Plan.

(2)	Includes the following stock units which are not treated as beneficially owned under SEC rules because they cannot be acquired within 60 days of March 14, 2012 and/or will be paid in cash:

Name	RSUs	Stock Salary Units	Cash-Settled RSUs (CRSUs)	Performance Contingent RSUs (PRSUs)	Total Stock Units
David C. Darnell	—	76,974	—	904,393	981,367
Gary G. Lynch	710,214	—	—	—	710,214
Thomas K. Montag	—	166,544	125,787	1,899,035	2,191,366
Brian T. Moynihan	—	95,305	228,302	1,153,419	1,477,026
Charles H. Noski	—	—	—	585,823	585,823
Bruce R. Thompson	609,179	—	101,887	1,191,253	1,902,319
All executive officers as a group	1,717,648	338,823	455,976	6,331,145	8,843,592

Each stock unit has a value equal to the fair market value of a share of our common stock, but does not confer voting rights. Therefore, these stock units are not considered beneficially owned shares under SEC rules. Restricted Stock Units, or RSUs, include the right to receive dividend equivalents and will be paid in shares of our common stock at vesting or, in certain circumstances, after termination of employment. Stock salary units and CRSUs do not include the right to receive dividend equivalents and will be paid in cash as described in the Compensation Discussion and Analysis and Nonqualified Deferred Compensation sections above, respectively. PRSUs include the right to receive dividend equivalents and vest subject to the attainment of pre-established performance goals. To the extent earned, (i) PRSUs granted in February 2011 will be settled 40% in cash and 60% in shares of our common stock as described following “Grants of Plan Based Awards” above and (ii) PRSUs granted in February 2012 will be settled 100% in shares of our common stock, as described in the Compensation Discussion and Analysis section above.

Because they are economically comparable to owning shares of our common stock, certain of these units currently qualify for purposes of compliance with our stock ownership and retention requirements, except for PRSUs which qualify only when earned.

(3)	Includes 1,090 shares of our common stock held by Mr. Gifford as a custodian for two of his children and 100,000 shares of our common stock that Mr. Gifford has pledged as collateral.

(4)	Includes 22,230 stock units held under the FleetBoston Director Stock Unit Plan, 3,086 stock units held under the Bank Boston Director Retirement Benefits Exchange Program, 5,422 stock units held under the Bank Boston Director Stock Award Plan and an interest in 1,621 shares under a deferred compensation plan of Mr. May’s current employer.

(5)	Includes 7,556 shares of our common stock held by Mr. Montag in a family trust for which Mr. Montag shares investment authority with his wife who is trustee.

(6)	Mr. Powell also owns 1,425 depositary shares of 7.25% Non-Cumulative Preferred Stock, Series J, which represents less than 1% of such preferred stock.

(7)	Includes 19,750 shares of our common stock held in a family trust for which Mr. Scully disclaims beneficial ownership.

(8)	Such persons had sole voting and investment power over 7,366,075 shares of our common stock and shared voting or investment power or both over 167,728 shares of our common stock.

(9)	Consists of warrants exercisable within 60 days for 700,000,000 shares of our common stock, held indirectly by Warren E. Buffett, 3555 Farnam Street, Omaha, NE 68131 and Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131, including through the following entities which are deemed to share beneficial ownership of greater than 5% of a class of our voting securities (as determined under SEC rules) as follows: OBH LLC, 3555 Farnam Street, Omaha, NE 68131 (666,960,000 of the warrants); and National Indemnity Company, 3024 Harney Street, Omaha, NE 68131 (621,040,000 of the warrants). The foregoing information is based on a Schedule 13G filed with the SEC on September 12, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and anyone holding 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that during 2011 all reporting persons filed the required reports on a timely basis under Section 16(a), except that certain shares beneficially owned by Terrence Laughlin, our company’s Chief Risk Officer, were inadvertently omitted from a Form 3, which was subsequently disclosed on an amended Form 3 and, due to an administrative error, a late Form 4 was filed on behalf of Mr. Laughlin to report a restricted stock unit exercise.

Audit Committee Report

We currently consist of five members of our Board and are each independent of our company and management under the NYSE listing standards, our Categorical Standards and applicable SEC rules and regulations. Our Board has adopted, and we annually review, and the Board considers, any recommended changes to the Audit Committee charter. The charter sets forth our responsibilities and how we carry out those responsibilities.

Management is responsible for our company’s consolidated financial statements. PricewaterhouseCoopers LLP (PwC), our company’s registered independent public accounting firm, is responsible for planning and conducting an audit of our company’s consolidated financial statements. We approve and provide oversight of the qualifications, performance and independence of PwC. We also oversee the performance of the corporate audit function, which is managed by our company’s Corporate General Auditor.

We have reviewed and discussed with management and with PwC our company’s audited financial statements for the year ended December 31, 2011, along with management’s assessment of the effectiveness of our company’s internal control over financial reporting and PwC’s evaluation of our company’s internal control over financial reporting. In addition, we have discussed with PwC the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) AU Section 380, Communication with Audit Committees, as currently in effect.

In connection with the previously disclosed February 2010 settlement agreement with the SEC, we retained independent disclosure counsel and engaged our independent auditor, PwC, to assess and issue an attestation report on the effectiveness of the company’s disclosure controls and procedures for the year ended December 31, 2011.

We also have discussed and confirmed with PwC their independence from our company and received all required written disclosures and correspondence required by the PCAOB’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

We have evaluated and concluded the non-audit services provided by PwC to our company do not impair PwC’s independence from the company.

Based on the review and discussions referred to above, we recommended to our Board that the audited financial statements for the year ended December 31, 2011 and related footnotes be included in our company’s annual report on Form 10-K for the year ended December 31, 2011.

Submitted by the Audit Committee of the Board:

Charles O. Rossotti, Chair

Susan S. Bies

D. Paul Jones, Jr.

Donald E. Powell

Robert W. Scully

Proposal 3: Ratification of the Appointment of the Registered Independent Public Accounting Firm for 2012

The Audit Committee has appointed PwC as our registered independent public accounting firm to audit the consolidated financial statements of Bank of America and its subsidiaries for the year ending December 31, 2012. Although it is not required to do so, the Board is submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate governance. If our stockholders do not ratify the appointment of PwC, the Committee will consider a change in our registered independent public accounting firm for 2013. Even if the appointment is ratified, the Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

PwC has advised the Committee that they are an independent accounting firm with respect to Bank of America and its subsidiaries within the meaning of standards established by the American Institute of Certified Public Accountants, the PCAOB, the Independence Standards Board and federal securities laws. Representatives of PwC are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose and are expected to be available to respond to appropriate stockholder questions.

PwC’s 2011 and 2010 Fees

PwC’s fees for professional services rendered in or provided for 2011 and 2010, as applicable, were:

	2011	2010
	(in millions)
Audit Fees	$96.6	$95.6
Audit-Related Fees	$11.1	$11.6
Tax Fees	$11.6	$16.0
All Other Fees	$0.1	$0.4
Total Fees	$119.4	$123.6

Audit Fees. Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the audit of domestic and international statutory and subsidiary financial statements, the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-Related Fees. Audit-related fees consist of fees billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters and risk and control reviews. Fees for audit-related services are for those services rendered during each fiscal year.

Tax Fees. Tax fees consist of fees billed by PwC for tax compliance, advisory and planning services rendered during the fiscal year.

All Other Fees. All other fees consist primarily of amounts billed by PwC for technical subscription services.

Audit Committee Pre-Approval Policies and Procedures

On an annual basis, the Committee pre-approves a list of services and sets pre-approval fee levels that may be provided by PwC without obtaining engagement specific pre-approval from the Committee. The pre-approved list of services consists of audit services, audit-related services, tax services and all other services. All requests or applications for PwC audit, audit-related services, tax services or all other services must be submitted to members of our corporate audit function or tax function to determine if the services are included within the pre-approved list of services that have received Committee pre-approval. Any type of service that is not included on the pre-approved list of services must be specifically approved by the Committee or its designee, the Committee Chairman. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded also requires specific pre-approval by the Committee or its designee, the Committee Chairman, provided that any such pre-approval by the Committee Chairman is presented to the full Committee at its next meeting.

All of the services provided by, and fees paid to, PwC in 2011 were pre-approved by the Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

Our Board recommends a vote “FOR” ratification of the appointment of the registered independent public accounting firm for 2012 (Proposal 3).

Proposals 4 through 8: Stockholder Proposals

The Board has considered the stockholder proposals below and has recommended a vote on each of these proposals for the reasons set forth following each proposal. Some of the following stockholder proposals contain assertions about the company that we believe are incorrect. We have not attempted to refute all of the inaccuracies. Each of the following stockholder proposals will be voted on at our annual meeting if properly presented by or on behalf of the stockholder proponents. Share holdings of the various stockholder proponents will be supplied promptly upon oral or written request.

Proposal 4: Disclosure of Government Employment

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, has advised us that she intends to introduce the following resolution:

RESOLVED: “That the stockholders of Bank of America assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

REASONS: “Full disclosure on these matters is essential at Bank of America because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State or Regulatory Agencies.”

We have NO objection to the hiring of these people but we should have DISCLOSURE of any matters any of these people were involved with regarding Bank of America.

“If you AGREE, please mark your proxy FOR this resolution.”

The Board recommends a vote “AGAINST” Proposal 4 for the following reasons:

•	current laws and regulations, as well as our company’s policies, provide sufficient safeguards against conflicts of interest involving dealings with government officials;

•	the list sought by the proposal would not provide stockholders with meaningful information; and

•	the list sought by the proposal is substantially duplicative of our other public disclosures.

Our company selects and engages its employees, directors and advisors on the basis of their qualifications, experience and integrity. When a former government employee is hired, any such employee and our company are subject to laws that regulate the activities of former government officials.

Our company recognizes that instilling and maintaining public trust through the actions of its employees is critical to the success of Bank of America. The Board believes current laws and regulations, as well as our company’s policies, provide appropriate safeguards against improper conduct or influence by our employees and advisors when dealing with government officials. Our company has also implemented a number of different controls to identify and manage actual, potential or perceived conflicts of interest, including those involving government officials and agencies.

The proposal would also require our company to conduct inquiries into the backgrounds of a significant number of individuals employed or retained by our company as advisors, such as consultants, lobbyists, investment bankers, accountants and attorneys. Such advisors are governed by conflict of interest and professional conduct rules and may also have only a limited relationship to our company.

Finally, SEC regulations require our company to disclose in our annual report on Form 10-K and/or in this proxy statement the business experience, including disclosure of any governmental employment, during the past five years of our executive officers and directors. As a result, the more significant information sought by the proposal is unnecessary as it is already disclosed to our stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 5: Grassroots and Other Lobbying

The AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036-5682, has advised us that it intends to introduce the following resolution:

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and, ultimately, share value, and

Whereas, we rely on the information provided by our company, and we, therefore, have a strong interest in full disclosure of its lobbying to assess whether its lobbying is consistent with its expressed goals and in the best interests of stockholders and long-term value.

Resolved, the stockholders of Bank of America Corporation (“Bank of America”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations, and direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying and grassroots lobbying communications, including amount of payment and recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the management’s and Board’s decision making process and oversight for

a.	direct and indirect lobbying contribution or expenditure; and

b.	payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that refers to specific legislation, reflects a view on the legislation, and encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at local, state, and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As stockholders, we believe transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation, both directly and indirectly, is in our best interests. Otherwise, company assets could be used, without our knowledge, for objectives contrary to our company’s long-term goals. A recent study by three IMF economists found that lobbying in 2000-2007 by financial institutions, including Bank of America, was correlated with these institutions taking more risk, performing more poorly, and needing to be bailed out in 2008 (Igan, Mishra, and Tressel; A Fistful of Dollars: Lobbying and the Financial Crisis, April 2010). As shareholders, we need full disclosure to evaluate the financial effects of contradictions like this.

Bank of America spent approximately $7.4 million in 2009 and 2010 on direct federal lobbying activities, according to disclosure reports (U.S. Senate Office of Public Records). In 2010, according to disclosure reports required in ten states, the company also spent at least $1,182,893 in lobbying expenditures. These figures may not include grassroots lobbying to influence legislation by mobilizing public support or opposition and do not include lobbying expenditures in states that do not require disclosure.

Board’s Response to Proposal 5

The Board recommends a vote “AGAINST” Proposal 5 for the following reasons:

•	our company is subject to extensive federal, state and local lobbying registration and disclosure requirements;

•	our company does not engage in grassroots lobbying; and

•

the information sought by this proposal regarding our company’s payments to trade associations and tax-exempt organizations would not accurately reflect our company’s position on important public policy issues and is unnecessary.

As a leading global financial institution, we are committed to participation in the political process in a manner that is consistent with solid corporate governance practices and that satisfies applicable legal requirements, including extensive federal, state and local lobbying registration and disclosure requirements. We also apply sound judgment to our political activities.

Several years ago, our company adopted a Corporate Political Contributions Policy Statement, which is publicly available on our website at http://investor.bankofamerica.com. The Corporate Political Contributions Policy Statement sets forth basic principles regarding our company’s stance on political contributions and activities. The Corporation Political Contributions Policy Statement, along with our other policies and procedures, including our Code of Ethics and Political Action Committee governance documents, guide our company’s and employees’ approach to political involvement. In addition, the Board periodically reviews a report on our political contribution programs that discusses our company’s legislative priorities and federal lobbying and political action committee expenditures.

We do not provide corporate contributions to candidates for public office. However, we regularly communicate with government policymakers, public officials and regulators at the federal, state and local levels in order to protect and advance the long-term goals and interests of our company, customers and stockholders. Accordingly, we regularly express our policy positions and concerns to public officials. We also monitor legislative activities, analyze policy and regulatory trends, comment on policy and regulatory proposals and support and promote advancement of public policies that benefit our company and the financial system.

We and our employees are committed to fully complying with all applicable local, state and federal lobbying laws, including registration and reporting. For example, pursuant to these laws, we report our lobbying activities, including expenditures, subject matters lobbied and identification of those who lobby on our behalf, including our employees, if any, and third parties retained by us.

As a practice, we do not engage in grassroots lobbying communications, which means we do not directly communicate with the general public advocating that they take action with respect to specific legislation.

We are members of a number of trade associations, tax-exempt organizations that write and endorse model legislation and industry groups at the national, state and local level. From time to time, these organizations take positions, endorse legislation and communicate with government officials and the public on policy issues. Although these are not primarily lobbying entities, a portion of the dues or payments that we and other members make to such organizations may be part of the funds they use, in their discretion, to engage in lobbying activities. Because we do not direct how these funds are used and do not agree with every position taken by such organizations, we do not believe payments made to these organizations would accurately reflect our relationship with these organizations or our position on many important public policy issues. Accordingly, disclosure of our membership in, or dues payments to, these organizations would provide our stockholders with little, if any, meaningful information.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 6: Executives to Retain Significant Stock

Mr. Ray T. Chevedden, 5965 S. Citrus Ave., Los Angeles, CA 90043, has advised us that he intends to introduce the following resolution:

6 – Executives to Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their employment and to report to shareholders regarding this policy before our next annual shareholder meeting.

Shareholders recommend that our executive pay committee adopt a percentage of 25% of net after-tax stock. The policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives. This proposal asks for a retention policy starting as soon as possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, said our CEO’s long-term incentive (LTI) pay consisted only of performance-contingent restricted stock units (PRSU) and did not include any time-vesting equity pay at all.

PRSU’s for our executives were based on annual performance. One-year performance periods are the antithesis of long-term incentive pay. In addition two NEOs received signing bonuses and one received a cash retention payment. Finally, our company paid $233,000 for our CEO’s personal use of the company jet. Executive pay policies such as these were not aligned with shareholder interests.

Virgis Colbert (2010 Chairman of our Nomination Committee) was marked as a “Flagged (Problem) Director” by The Corporate Library because of his directorship at Delphi Corporation immediately preceding bankruptcy. Charles Gifford (an inside-related director) and Thomas May (2011 Chairman of our Nomination Committee) were marked as “Flagged (Problem) Directors” due to their involvement with the FleetBoston board, which approved a major round of executive pay rewards even as FleetBoston was under investigation for multiple instances of improper activity.

Directors Colbert and May made up 40% of our nomination committee. Mr. Colbert received our second highest negative votes and Charles Rossotti, on our Audit Committee, received our highest negative votes.

Please encourage our board to respond positively to this proposal: Executives To Retain Significant Stock—Yes on 6.

Board’s Response to Proposal 6

The Board recommends a vote “AGAINST” Proposal 6 for the following reasons:

•

our Compensation and Benefits Committee believes that stock ownership is the most effective way to align the interests of our executive officers with the long-term interests of our stockholders and focus our executive team on delivering sustainable returns to our stockholders over time; and

•

our company enhanced stock ownership and retention requirements for our executive officers during 2011 to further focus our executive officers on our company’s long-term success, consistent with the proposal’s stated goal.

We believe that our company’s current compensation programs, including our stock ownership and retention requirements for executive officers, serve the same purposes and intent of the proposal. This proposal’s stated goal is to ensure that our executives are focused on Bank of America’s long-term success. Our Board has considered this proposal and believes it is unnecessary as our executive compensation program and practices already meet that goal.

As discussed in the Compensation Discussion and Analysis above, our Board believes that our executive compensation program is designed to tie pay to the performance of our company, lines of business and individual executive officers over the short- and long-term.

Our Compensation and Benefits Committee uses a balanced mix of fixed and variable compensation with a significant portion of total variable compensation delivered in the form of equity awards that vest and pay over time. The Committee establishes vesting and other conditions for equity awards to encourage long-term focus on generating sustainable results. Our Stock Plan includes a three-year minimum vesting period for stock-settled awards that vest over time and a one-year minimum performance period for awards that vest based on performance. The performance contingent restricted stock unit awards granted to our executive officers for performance years 2010 and 2011 also focus our executives on our company’s future sustainable results given they will only vest upon the achievement of specified performance goals based on our company’s return on assets for performance periods ending on December 31, 2015 and December 31, 2016, respectively.

We also promote long-term stock ownership by our executive officers, with award features such as time-based vesting periods for equity awards, deferred settlement of performance-based awards and holding requirements. Our Corporate Governance Guidelines include the following responsible stock ownership and retention requirements for our executive officers:

•	our Chief Executive Officer must hold at least 500,000 shares of our common stock and retain at least 50% of the net after-tax shares acquired from future equity awards until retirement, and

•

our other executive officers must hold at least 300,000 shares (increased in 2011 from 150,000 shares) of our common stock until retirement and retain at least 50% of the net after-tax shares from future equity awards until the ownership guideline is achieved.

In addition to these requirements, the terms of our equity awards prohibit an executive officer or other employee from engaging in any hedging or derivative transactions involving our company’s common stock in violation of our company’s Code of Ethics that would undermine the long-term performance incentive created by the award. Our Code of Ethics prohibits employees from engaging in any speculative trading of our securities, which generally prohibits short sales and trading in puts, calls and other options or derivatives with respect to such securities, unless such transactions are for legitimate, nonspeculative purposes.

Lastly, beginning with performance year 2009, equity awards to our executive officers are subject to three separate and distinct recoupment or “clawback” requirements that work together so that rewards realized by our executive officers over time appropriately reflect the time horizon of the risks taken and encourage proper conduct consistent with our strong compensation risk management and governance practices.

We believe that our compensation programs and practices, including our stock retention and ownership requirements for our executive officers, create an appropriate level of required long-term stock holdings by our executive officers.

We note further that Proposal 6 contains a factual inaccuracy: as we disclosed in our 2011 proxy statement and contrary to the assertion made in Proposal 6, Mr. Colbert was a member, but not the chairman, of our Corporate Governance Committee in 2010.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 7: Mortgage Servicing Operations

The Comptroller of the City of New York, as the custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund and the New York City Police Pension Fund, 1 Centre St., New York, NY 10007, has advised us that it intends to introduce the following resolution:

Resolved, shareholders request that the Bank of America (the “Company”) Board of Directors have its Audit Committee conduct an independent review of the Company’s internal controls related to residential mortgage loan modifications, foreclosures and securitizations, and report to shareholders, at reasonable cost and omitting proprietary information, its findings and recommendations by September 30, 2012.

The report should evaluate (a) the Company’s compliance with (i) applicable laws and regulations and (ii) its own policies and procedures; and (b) policies and procedures to address potential financial incentives to foreclose when other options may be more consistent with the Company’s long-term interests.

Supporting Statement

Widespread irregularities in the mortgage securitization, servicing and foreclosure practices at large banks, including missing or faulty documentation and possible fraud, have harmed homeowners and exposed the Company to extraordinary legal and regulatory scrutiny.

“Faulty mortgages and foreclosure abuses have cost the nation’s five largest home lenders at least $65.7 billion” since 2007, according to Bloomberg (9/16/11), “and new claims may push the industrywide total to twice that amount.”

Experts have testified to Congress that perverse financial incentives are a root cause of the problems because they discourage servicers from acting in the best interests of mortgage investors, as is required, resulting in (a) wrongful and unnecessary foreclosures and (b) costly mortgage repurchases from investors due to breaches of representations and warranties.

A federal interagency review completed in April 2011 of the 14 largest mortgage servicers, including the Company, found foreclosure process weaknesses so severe that they had “an adverse effect on the functioning of the mortgage markets” and posed “significant risk to the safety and soundness of mortgage activities.”

Federal regulators specifically “identified certain deficiencies and unsafe or unsound practices” in the Company’s residential mortgage servicing and in its “initiation and handling of foreclosure proceedings.”

The interagency review, however, “was limited to the management of foreclosure practices and procedures, and was not, by its nature, a full scope review of the loan modification or other loss-mitigation efforts,” according to an FDIC statement.

The state attorneys general from nearly 50 states who are reportedly negotiating a $25 billion settlement with large banks to address improper foreclosure practices have also reportedly conducted few, if any, in-depth investigations.

The Dodd Frank Act empowers the Consumer Financial Protection Bureau to regulate abusive acts and practices, as well as those that are unfair or deceptive, an expansion of bank regulation that creates additional mortgage-related compliance risks for the Company.

These are among the reasons that shareholders cast 39.5% of their votes in favor of a substantially similar proposal calling for an independent review of mortgage and foreclosure practices at the Company’s 2011 annual meeting.

In September 2011, a year after extensive mortgage irregularities first surfaced, the acting head of the CFPB said the misaligned incentives that led to the “pervasive and profound” mortgage problems still persist.

We believe an independent review is necessary to reassure shareholders that the Company’s mortgage-related compliance controls are robust.

Board’s Response to Proposal 7

The Board recommends a vote “AGAINST” Proposal 7 for the following reasons:

•	we have previously undergone multiple reviews and investigations of our loan modification and foreclosure process, including our own self-assessment;

•	the results of the reviews and investigations, which have been previously shared publicly, show that the basis of foreclosure decisions have been accurate;

•

we have taken significant steps to strengthen our loan modification and foreclosure process, have internal controls and monitoring to maintain quality, and are subject to ongoing reviews and oversight by our primary regulators;

•	we continue to demonstrate our ability to effectively provide solutions to customers in need of assistance, and routinely share our performance in these key areas through various public forums; and

•	many of the same performance metrics are publicly reported through numerous programs, including HAMP and the DOJ.

Since questions about the process and procedures servicers follow for delinquent borrowers first surfaced in Fall 2010, Bank of America has undergone multiple reviews and investigations of our loan modification and foreclosure process that have ensured that any potential areas of concern have been identified and remediated. This includes:

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A review by our primary regulators, the Federal Reserve and the Office of the Comptroller of the Currency (OCC), conducted as part of an interagency horizontal review of the 13 largest mortgage servicers.

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Investigations conducted by the United States Department of Justice (DOJ) and attorneys general (AG) of all 50 states, and other federal regulatory agencies, in connection with which we entered into an agreement in principle on February 9, 2012 (the “Global Agreement in Principle”) with the DOJ, such federal regulatory agencies and 49 AGs to resolve federal and state investigations into certain origination, servicing and disclosure practices.

•

A voluntary, self-assessment of our default servicing operations initiated in October 2010. This included an analysis of our foreclosure policies, procedures and controls; a review of thousands of loan files; interviews of hundreds of bank employees; and the deployment of approximately 120 auditors throughout our company. More than 600 full-time employees and consultants assisted with this review.

The results of these multiple reviews and investigations, which many have been publicly reported previously, consistently show that the basis of our decisions is accurate. Our self-assessment showed that our process for generating foreclosure affidavits is designed to ensure that our foreclosure decisions are based on materially accurate information concerning the borrowers’ debt, delinquency, and default status and that our foreclosure documentation controls were adequate to support our legal standing to foreclose. Federal bank regulators have found that loans foreclosed upon had been generally considered for other alternatives – such as loan modifications, were seriously delinquent, and that servicers could support their standing to foreclosure.

We are committed to ensuring that we do not complete foreclosure until all appropriate options have been exhausted. Unfortunately, foreclosure is sometimes unavoidable – and moving forward in these cases is important to help rebuild our neighborhoods and get the housing market back on track.

While the reviews and investigations have revealed that our decisions are accurate, they also identified opportunities to improve our process and procedures and we have made significant progress in these areas. Since our initial self-assessment, among other things, we have:

•	Established the Legacy Asset Servicing organization to service all defaulted loans, including our mortgage modification and foreclosure programs

•	Increased staffing focused on servicing customers in default to more than 40,000

•	Increased oversight of foreclosure attorneys and third-party vendors

•	Enhanced foreclosure and bankruptcy procedures, including affidavit preparation and submission

•	Implemented a case management model, offering a single point of contact to distressed borrowers.

•	Increased face-to-face borrower outreach through local borrower events and Customer Assistance Centers

We want to ensure our customers have confidence that our servicing and foreclosure processes are properly managed. In conjunction with the consent order entered into with the OCC in April 2011, an independent consultant is in the process of conducting a review of all foreclosure actions pending, or foreclosure sales that occurred, between January 1, 2009 and December 31, 2010. We are also one of 14 U.S. mortgage servicers and their affiliates making available free, impartial Independent Foreclosure Reviews (IFR) to customers who faced a foreclosure action on their primary residence in 2009 or 2010.

In addition to these measures, we have established quality control processes with respect to almost every aspect of the loan modification and foreclosure process, and enhanced our compliance, legal, risk and audit functions to better ensure compliance with applicable law and regulatory guidance.

As part of the Global Agreement in Principle, we are adopting new servicing standards, including practices related to loss mitigation, servicing fees, foreclosure and bankruptcy, and vendor management. We have already taken steps to adhere to many of these standards through voluntary actions and compliance with the OCC Consent Order. Servicer adherence to standards will be overseen by an independent monitor.

We also continue to work closely with our federal regulators to monitor our operations. We also participate in routine reviews of our operations and performance by U.S. Treasury and the Federal Housing Finance Agency (FHFA) specific to the delivery and management of federal government programs and the servicing of loans owned by government entities, including Fannie Mae and Freddie Mac. And, we have been actively engaged with the Consumer Financial Protection Bureau since its inception in July 2011, including welcoming representatives on site on several occasions for introductory reviews of our operations.

We continue to demonstrate our ability to effectively provide solutions to customers in need of assistance, and routinely share our performance in these key areas through various public forums. Since 2008, Bank of America has helped more than 1.3 million borrowers avoid foreclosure, through loan modifications, short sales and deeds-in-lieu. Since 2009, we have participated in more than 800 borrower outreach events, meeting with more than 125,000 customers. In that time, we have also assisted more than 63,000 customers at our Customer Assistance Centers.

Our performance in providing borrower assistance is documented in our quarterly company earnings financial results, quarterly Lending and Investing Update, Corporate Social Responsibility Report, and company website. We also communicate our progress via industry forums and in federal communications, such as the U.S. Treasury’s Making Home Affordable monthly reports.

The previous and ongoing reviews and investigations, the substantial measures our company has taken to enhance our residential mortgage loss mitigation and foreclosure processes, and the extensive public disclosures our company already has made available adequately address the concerns underlying the proposal. The Board therefore believes that the proposal would not add value for stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal.

Proposal 8: Prohibition on Political Spending

Trillium Asset Management Corp., 711 Atlantic Avenue, Boston, MA 02111-2809, on behalf of its client Stephen M. Schewel, has advised us that it intends to introduce the following resolution:

WHEREAS:

Political spending and corporate money in politics is a highly contentious issue, made more prominent in light of the 2010 Citizens United Supreme Court case that affirmed companies’ rights to make unlimited political expenditures to independent groups. In the 2012 election year, we expect even more media and public attention to corporate spending to influence elections. Experts predict that an unprecedented amount of money will be spent in the 2012 election season.

Recent polls highlight the public’s disapproval. In a June 2010 Harris poll, 85% of voters said that corporations “have too much influence over the political system today....” In February 2010, an ABC News/Washington Post poll found that 80% opposed Citizens United, noting, “the bipartisan nature of these views is striking in these largely partisan times.”

Corporate political contributions can backfire on a corporation’s reputation and bottom line. In 2010, Target and Valero received unwanted attention, consumer boycotts, and protests for their support of controversial candidates and ballot measures. In a Harris Poll released in October 2010, a sizable portion (46)% of respondents indicated that if there were option, they would shop elsewhere if they learned that a business they patronized had contributed to a candidate or a cause that they oppose.

According to the Institute for Money in State Politics, Bank of America’s political spending on the state and federal levels totaled over $2.1 million in 2007-2008. However, this figure does not include payments to trade associations or other tax-exempt organizations that may channel corporate money to political ends.

Many trade associations that receive corporate contributions spend vast sums in electoral politics; these payments are not required to be disclosed. For example, the U.S. Chamber of Commerce pledged to spend between $50 and $75 million in the 2010 election season, and announced that it would work to unseat any member of Congress who voted for healthcare reform. According to Public Citizen, only 32% of groups broadcasting electioneering communications in the 2010 primary season revealed the identities of donors in their Federal Election Commission filings, down from nearly 100 percent in the 2004 and 2006 cycles.

Increasingly, companies such as IBM, Colgate Palmolive, Wells Fargo and others are adopting policies prohibiting spending of political funds directly or indirectly to influence elections.

Given the risks and potential negative impact on shareholder value, the proponents believe Bank of America should adopt a policy to refrain from using treasury funds in the political process.

RESOLVED:

The shareholders request that the board of directors adopt a policy prohibiting the use of corporate funds for any political election or campaign.

SUPPORTING STATEMENT:

We believe this policy should include any direct or indirect contribution that is intended to influence the outcome of an election or referendum. It should also prohibit the use of trade associations or non-profit corporations from channeling our company’s contributions or membership dues to influence the outcome of any election or referendum.

Board’s Response to Proposal 8

The Board recommends a vote “AGAINST” Proposal 8 for the following reasons:

•	our company does not make corporate contributions to candidates for public office, and, as a practice, we also do not engage in grassroots lobbying communications;

•

we regularly communicate with and express our policy positions and concerns to government officials in order to protect and advance the long-term goals and interests of our company, customers and stockholders; and

•	our company is subject to extensive federal, state and local laws and regulations regarding lobbying activities, including registration and reporting.

We strongly believe that our participation in the political process is in our company’s and our stockholders’ best interests. Nevertheless, our company does not make corporate contributions to candidates for public office. As a practice, we also do not engage in grassroots lobbying communications.

We regularly communicate with and express our policy positions and concerns to policymakers, public officials and regulators at the federal, state and local levels, in order to protect and advance the long-term goals and interests of our company, customers and stockholders. We also monitor legislative activities, analyze policy and regulatory trends, comment on policy and regulatory proposals and support and promote advancement of public policies that benefit our company, our stockholders and the financial system.

We and our employees are committed to fully complying with all applicable local, state and federal lobbying laws, including registration and reporting. For example, pursuant to these laws, we report our lobbying activities, including expenditures, subject matters lobbied and identification of those who lobby on our behalf, including our employees, if any, and third parties retained by us.

We are committed to adhering to the highest ethical standards when engaged in the political process. We believe that our current policies and procedures regarding political contributions and lobbying are well-designed and appropriate for our company. The adoption of a policy prohibiting the use of corporate funds for any political contributions would prevent us from participating in the political process and severely harm our company’s ability to advance our company’s, stockholders’ and industry’s interests.

Accordingly, the Board recommends a vote AGAINST this proposal.

Voting Instructions and Other Information

Voting Your Shares. We hope you will exercise your rights and fully participate as a stockholder. Whether or not you plan to attend our annual meeting, we encourage you to vote your shares as soon as possible. Voting your shares allows you to have a say in Bank of America’s governance. Please review these proxy materials and follow the instructions to vote your shares.

Voting By Registered Holders. If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker or other nominee), you may submit your proxy via the Internet, telephone or mail, as applicable, as follows (and your proxy must be received and processed before the closing of the polls for voting at our annual meeting):

•	Internet Voting: Go to www.investorvote.com/bac and follow the instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy.

•	Telephone Voting: Call 1.800.652.8683 and follow the voice prompts. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy.

•

Mail Voting: If you received your proxy materials by mail, mark your vote on your proxy card, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your instructions on the proxy card or as instructed via the Internet or telephone. If you are a registered holder and you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. A stockholder has informed us that he intends to present at the annual meeting a proposal regarding freedom of speech. If this proposal is properly presented at the annual meeting, the persons appointed to vote the proxies intend to vote shares against the proposal. If other matters properly come before our annual meeting, the proxies will vote on these matters in accordance with their best judgment. The proxies also have discretionary authority to vote to adjourn our annual meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations.

Voting by Beneficial Owners. If your shares are held in the name of a bank, broker or other nominee (commonly referred to as holding shares in “street name”), you should have received access to these proxy materials from your bank, broker or other nominee via the Internet, mail or e-mail with instructions on how you can instruct the holder of record to vote your shares. Unless you provide voting instructions to your bank, broker or other nominee, your shares will not be voted on the election of directors (Proposal 1), the advisory (non-binding) “say on pay” vote to approve executive compensation (Proposal 2) or the stockholder proposals (Proposals 4 through 8), resulting in so-called “broker non-votes.” In contrast, brokers can vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 3).

Employee Voting. If you are a participant in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies, The Bank of America Transferred Savings Account Plan, the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, the Merrill Lynch & Co., Inc. Employee Stock Ownership Plan or the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, and your plan account has investments in shares of our common stock, you must provide voting instructions to the plan trustees (either via the proxy card, the Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, the trustee of the plan will vote your shares in the same ratio as the shares for which voting instructions have been received by the trustee unless contrary to the Employee Retirement Income Security Act. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. The deadline to provide voting instructions for shares held in the foregoing plans is Tuesday, May 8, 2012, at 8:00 a.m., Eastern time. You will not be able to submit voting instructions or change voting instructions after this deadline.

Questions About Voting. If you are a registered holder and have questions about voting your shares, please call Computershare Trust Company at 1.800.642.9855. If your shares are held in street name and you have questions about voting your shares, please contact the telephone number provided on your voting instruction form or contact your bank, broker or other nominee directly.

Changing Your Vote. If you are a registered holder, you may change your vote at any time before the closing of the polls for voting at our annual meeting by:

•	a properly executed proxy of a later date;

•	written notice of revocation (of your previously executed proxy) to the Corporate Secretary; or

•	a vote cast in person at our annual meeting.

If your shares are held in street name, you must contact your bank, broker or other nominee directly to change any voting instructions that you have previously provided.

Who Can Vote. Only holders of record at the close of business on March 14, 2012 will be entitled to notice of and to vote at our annual meeting. As of the record date of March 14, 2012, there were 10,771,584,742 shares of our common stock, 7,571 shares of the Series B preferred stock, 3,343 shares of the Series 1 preferred stock, 10,452 shares of the Series 2 preferred stock, 21,773 shares of the Series 3 preferred stock, 7,111 shares of the Series 4 preferred stock, 14,269 shares of the Series 5 preferred stock, 59,388 shares of the Series 6 preferred stock, 16,596 shares of the Series 7 preferred stock and 89,100 shares of the Series 8 preferred stock outstanding and entitled to vote at our annual meeting. Each share of our common stock and Series B preferred stock is entitled to one vote. Each share of the Series 1-5 preferred stock and Series 8 preferred stock is entitled to 150 votes. Each share of the Series 6 and 7 preferred stock is entitled to five votes. Holders of our common stock, Series B preferred stock, and Series 1-8 preferred stock, vote together without regard to class, except as otherwise required by law.

In accordance with Delaware law, for ten days prior to our annual meeting, a list of those registered stockholders entitled to vote at our annual meeting will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255. The list will also be available at our annual meeting.

Shares Required to Hold our Annual Meeting. In order to hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock, the Series B preferred stock and the Series 1-8 preferred stock must be present in person or represented by proxy. We intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders have abstained. Shares represented by proxies returned by a bank, broker or other nominee holding the shares in nominee or street name will be counted as present for determining whether a quorum is present, even if the bank, broker or other nominee is not entitled to vote the shares on all matters where discretionary voting by the bank, broker or other nominee is not allowed as noted above.

Votes Required for Election of Directors. Our Bylaws provide that a nominee for director in an uncontested election will be elected to our Board if the votes cast for the nominee’s election exceed the votes cast against his or her election. Abstentions from voting, as well as any broker non-votes, are not treated as votes cast and are not counted for purposes of determining the election of directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), which is not the case for our annual meeting this year, the standard for election of directors is a plurality of the votes cast at our annual meeting.

If a nominee does not receive the required votes for election at our annual meeting, our Board, with the assistance of the Corporate Governance Committee, will consider whether to accept the director’s offer of resignation which is tendered under our Corporate Governance Guidelines and will publicly disclose its decision within 90 days.

Votes Required for Other Proposals. Approval of Proposals 2 through 8 requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as any broker non-votes are not treated as votes cast and are not counted for purposes of determining the outcome on any of these proposals.

Attending our Annual Meeting. All holders of our common stock, Series B preferred stock and Series 1-8 preferred stock as of the record date, including registered stockholders and stockholders who hold their shares through banks, brokers, or other nominees, are invited to attend our annual meeting. If you plan to attend our annual meeting in person and are a registered stockholder, you will need to bring photo identification and the admission ticket attached to the top of your proxy card (or available via Computershare if you submit your proxy online) in order to be admitted to the meeting. If you hold your shares in street name, you will need to bring proof of ownership, such as a recent brokerage statement or a letter from your bank or broker confirming your ownership as of the record date to be admitted to our annual meeting. Failure to bring such document or letter may delay your entry into or prevent you from being admitted to our annual meeting. The use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

Stockholders can vote in person at our annual meeting. If you wish to vote your shares in person at our annual meeting and you are a registered holder, you may either bring your proxy card or Notice of Internet Availability to the meeting or request a ballot at the meeting. If you hold your shares in street name and wish to vote at the annual meeting, you must bring a legal proxy in your name provided by your broker, bank, or other nominee that holds your shares as of March 14, 2012, the record date.

A large number of stockholders may wish to speak at our annual meeting. Our Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at our annual meeting, and in the interest of an orderly and constructive meeting, stockholder comments at the annual meeting will be subject to rules of conduct that will be enforced. Copies of these rules will be available at our annual meeting. Only stockholders, their valid proxy holders or other previously authorized representatives may address our annual meeting. Only proposals that meet the requirements of Rule 14a-8 of the Exchange Act or our Bylaws will be eligible for consideration at our annual meeting.

General Information

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use our directors or employees to solicit proxies either personally or by telephone, facsimile or written or electronic mail. None of these directors or employees will receive any additional or special compensation for soliciting proxies. In addition, we have agreed to pay Phoenix Advisory Partners, LLC $17,500 plus expenses to assist us in soliciting proxies from banks, brokers and other nominees. We also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our stock.

Electronic Delivery of Proxy Materials. This year, we are using for the first time an SEC rule that allows us to furnish proxy materials primarily over the Internet instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about March 28, 2012, we sent by mail or e-mail a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2011 annual report, over the Internet and how to submit your proxy using the control number on the Notice of Internet Availability. The Notice of Internet Availability is not a proxy card that can be submitted to vote your shares. If you received only a Notice of Internet Availability this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice of Internet Availability.

We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice of Internet Availability. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials by signing up to receive all of your future proxy materials electronically by calling our transfer agent at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, if your shares are registered in your name, or by calling your bank, broker or other nominee.

If you received our proxy materials via electronic delivery, electronic delivery will continue in future years until you request otherwise by calling our transfer agent at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078 if your shares are registered in your name, or by calling your bank, broker or other nominee. If you have an account maintained in your name at Computershare Investor Services, you may sign up for this service at www.computershare.com/bac.

Householding. We send one copy of the proxy statement and annual report to stockholders that receive paper copies of our proxy materials to any household in which two or more stockholders reside if we believe the stockholders are members of the same family, unless we have been instructed otherwise. Each stockholder who receives a paper copy of the proxy materials in the household, however, will continue to receive a separate proxy card. This process is known as “householding” and reduces duplicate information received by households. Stockholders that receive a Notice of Internet Availability containing instructions on how to access our proxy materials over the Internet will receive separate Notices of Internet Availability if two or more stockholders reside in the household.

If you would like to receive your own set of the proxy materials this year or in future years, please follow these instructions:

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If your shares are registered in your own name, please contact our transfer agent and inform them of your request to revoke householding by calling them at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078. Within 30 days of your revocation, we will send to you individual documents.

•	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

If stockholders residing in the same household individually receive paper copies of the proxy materials and as a household wish to receive only one paper copy, you may contact our transfer agent at the address and telephone number listed in the preceding paragraph in the case of registered holders, or your bank, broker or other nominee directly in the case of street name holders, and request that householding commence as soon as practicable.

Stockholder Proposals for our 2013 Annual Meeting. If you would like to have a proposal included in the proxy statement for our 2013 annual meeting, you must submit your proposal in writing no later than the close of business on November 28, 2012 to the Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-20-05, Charlotte, North Carolina 28255. The proposal must comply with applicable requirements or conditions established by the SEC, including Rule 14a-8 under the Exchange Act.

If you would like to submit a matter for consideration at our 2013 annual meeting (including any stockholder proposal or director nomination) but which will not be included in the proxy statement for that annual meeting, you must submit your matter no earlier than close of business on January 9, 2013 and no later than February 23, 2013, which assumes we do not change the date of our 2013 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2012 annual meeting. Any matter must comply with our Bylaws, and be submitted in writing to the Corporate Secretary at the address above.

For information regarding the ability of stockholders to recommend a candidate for consideration by the Corporate Governance Committee for nomination at our 2013 annual meeting, see “Identifying and Evaluating Nominees for Director” beginning on page 1.

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINESACKPACKMR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 2012 Annual Meeting Admission Ticket 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 2012 Annual Meeting of Stockholders Wednesday, May 9, 2012, 10:00 am (local time) 1 Bank of America Center (Auditorium) 150 North College Street Charlotte, North Carolina Upon arrival, please present this admission ticket and photo identification at the registration desk. PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS. 2012 Annual Meeting Proxy Card 1234 5678 9012 345 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) A Election of Directors — The Board of Directors recommends a vote FOR the election to the Board of the following director nominees: 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Mukesh D. Ambani 05 - Charles K. Gifford 09 - Brian T. Moynihan 02 - Susan S. Bies 06 - Charles O. Holliday, Jr. 10 - Donald E. Powell 03 - Frank P. Bramble, Sr. 07 - Monica C. Lozano 11 - Charles O. Rossotti 04 - Virgis W. Colbert 08 - Thomas J. May 12 - Robert W. Scully B Management Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against Abstain For Against Abstain 2. An advisory (non-binding) “say on pay” vote to approve 3. Ratification of the appointment of the registered executive compensation. independent public accounting firm for 2012. C Stockholder Proposals — The Board of Directors recommends a vote AGAINST the following proposals: For Against Abstain For Against Abstain For Against Abstain 4. Stockholder Proposal – 6. Stockholder Proposal – 8. Stockholder Proposal – Disclosure of Government Executives to Retain Prohibition on Political Spending Employment Significant Stock 5. Stockholder Proposal – 7. Stockholder Proposal – Grassroots and Other Mortgage Servicing Operations Lobbying D Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the 2012 Annual Meeting of Stockholders. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 5 U P X 1 3 2 6 1 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01F4RI

2012 Annual Meeting of Stockholders Admission Ticket Time: Wednesday, May 9, 2012 10:00 a.m. (local time) Place: 1 Bank of America Center (Auditorium) 150 North College Street Charlotte, North Carolina Webcast: Live on the Internet at http://investor.bankofamerica.com. Instructions appear on the Internet site one week prior to the meeting. Admission: Valid admission ticket and photo identification required for attendance. Internet or Telephone Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Proxies submitted by Internet or telephone must be received before the closing of the polls for voting at the 2012 Annual Meeting of Stockholders on Wednesday, May 9, 2012. Voting control details are located on the shaded bar on the reverse side. Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Vote by Internet Go to www.investorvote.com/bac Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1.800.652.VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy/Voting Instructions + This Proxy is Solicited on Behalf of the Board of Directors for the 2012 Annual Meeting of Stockholders to be held on Wednesday, May 9, 2012 You, the undersigned stockholder, appoint each of Thong Nguyen and Bridget O’Connor, as attorney-in-fact and proxy, with full power of substitution, to vote on your behalf and with all powers you would possess if personally present all shares of Common Stock or Preferred Stock of Bank of America Corporation that you would be entitled to vote at the 2012 Annual Meeting of Stockholders and any adjournment or postponement thereof. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters that properly come before the 2012 Annual Meeting of Stockholders and any adjournment or postponement thereof. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors. Bank of America employees. If you are a participant in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies, The Bank of America Transferred Savings Account Plan, the Merrill Lynch & Co., Inc. Retirement Accumulation Plan, the Merrill Lynch & Co., Inc. Employee Stock Ownership Plan or the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, and your plan account has investments in shares of our common stock, you must provide voting instructions to the plan trustees (either via proxy card, Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, the trustee of the plan will vote your shares in the same ratio as the shares for which voting instructions have been received by the trustee unless contrary to the Employee Retirement Income Security Act. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. The deadline to provide voting instructions for shares held in the foregoing plans is Tuesday, May 8, 2012 at 8:00 am Eastern time. You will not be able to submit voting instructions or change voting instructions after this deadline. E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Attention Internet Users! You can now access your stockholder information on the following secure Internet site: http://www.computershare.com/bac Step 1: Register (1st time users only) Step 3: View your account details and perform multiple transactions, such as: Click on “Create Login” in the blue box and follow the instructions. View account balances Change your address Step 2: Log In (Returning users) View transaction history View electronic stockholder communications Enter your User ID and Password and click the Login button. View payment history Buy or sell shares View stock quotes Check replacements If you are not an Internet user and wish to contact Bank of America, you may use one of the following methods: Call: 1.800.642.9855 Write: Bank of America, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078 + 002CS40010